Exhibit 10.28

CONTRIBUTION AGREEMENT

SMART LIMITED PARTNERSHIP III

- and -

SST VI CANADIAN LP, ULC

August 31, 2021

STONEY CREEK, ONTARIO

TABLE OF CONTENTS

	ARTICLE 1 DEFINITIONS

1.1	Definitions	1
1.2	Implied Covenants	14

	ARTICLE 2 FORMATION OF LIMITED PARTNERSHIP AND NOMINEE

2.1	Formation of Limited Partnership	14
2.2	Pre-Closing Formation of Nominee and Transfer of Title	15

	ARTICLE 3 CONTRIBUTION OF CONTRIBUTED PROPERTY

3.1	Purchase and Sale of Contributed Property	15
3.2	Property Contribution Amount	15
3.3	Tax Deferral	15

	ARTICLE 4 CERTAIN ADDITIONAL PROVISIONS

4.1	Due Diligence Deliveries by Smart	16
4.2	Access to the Lands	17
4.3	SmartStop’s Investigations	18
4.4	Feasibility Condition	18
4.5	Confidentiality - SmartStop	19
4.6	Confidentiality – Smart	20
4.7	Subsequent Deliveries	21
4.8	Settlement of Documents	22
4.9	Trade-Marks	23
4.10	Zoning Condition	23
4.11	Severance Condition	24
4.12	Walmart Consent	25
4.13	Development Plan and Development Budget	25
4.14	Pre-Closing Costs	26
4.15	REOA	27
4.16	Encumbrances	27
4.17	Decision Making in Respect of the Retained Lands	28
4.18	ROFO Agreement	28
4.19	Signage	29

- i -

	ARTICLE 5 SMARTSTOP’S INITIAL FUNDING OBLIGATION

5.1	Initial Funding Obligation	29
5.2	Deposit	30
5.3	Adjustments	32
5.4	HST	33

	ARTICLE 6 CONDITIONS

6.1	Conditions for Smart	33
6.2	Conditions for SmartStop	35
6.3	Non-Satisfaction of Conditions	36
6.4	Efforts to Satisfy Conditions	37

	ARTICLE 7 CLOSING DOCUMENTS

7.1	Closing Arrangements	38
7.2	Smart’s Closing Deliveries	38
7.3	SmartStop’s Closing Deliveries	39
7.4	Limited Partnership’s Closing Deliveries	40
7.5	Escrow Closing	41
7.6	Registration and Other Costs	42

	ARTICLE 8 REPRESENTATIONS AND WARRANTIES

8.1	Smart’s Representations	43
8.2	SmartStop’s Representations	46
8.3	Survival of Representations	47
8.4	Condition of Lands	49
8.5	Third Party Claims	50

	ARTICLE 9 OPERATION UNTIL CLOSING

9.1	Operation Before Closing	51
9.2	Leasing, Contracts and Encumbrances Prior to Closing	51
9.3	Damage Before Closing	51
9.4	Expropriation	52

	ARTICLE 10 GENERAL

10.1	Post-Closing Liability Cap	53
10.2	Gender and Number	54

- ii -

10.3	Captions	54
10.4	Obligations as Covenants	54
10.5	Applicable Law	54
10.6	Currency	54
10.7	Invalidity	54
10.8	Amendment of Agreement	55
10.9	Time	55
10.10	Further Assurances	55
10.11	Entire Agreement	55
10.12	Waiver	55
10.13	Solicitors as Agents and Tender	55
10.14	Survival	55
10.15	Successors and Assigns	56
10.16	Assignment	56
10.17	Notice	56
10.18	Non-Recourse	57
10.19	Effect of Termination of Agreement	57
10.20	No Registration of Agreement	57
10.21	Expenses	58
10.22	Interpretation	58
10.23	Party Beneficiaries	58
10.24	Counterparts and Facsimile	58
10.25	Planning Act	58

Schedule A Legal Description of the Stoney Creek Lands

Schedule B Site Plan

Schedule C Form of General Conveyance

Schedule D Encumbrances to be Discharged

Schedule E List of Certain Permitted Encumbrances

Schedule F Form of Satisfaction Notice

Schedule G Acknowledgement Agreement Re: Deposit

Schedule H Form of Smart’s Feasibility Notice

Schedule I Form of SmartStop’s Feasibility Notice

Schedule J Form of Share Transfer and Indemnity Agreement

Schedule K Wal-Mart Restrictive Covenants

- iii -

THIS CONTRIBUTION AGREEMENT dated as of the 31st day of August, 2021.

B E T W E E N:

SMART LIMITED PARTNERSHIP III

(hereinafter referred to as “Smart”)

– and –

SST VI CANADIAN LP, ULC

(hereinafter referred to as “SmartStop”)

WHEREAS the Parties have agreed to enter into this Agreement to set out their agreement in respect of, among other things: (i) the formation of the Limited Partnership; and (ii) the transfer and contribution of the Contributed Property to the Limited Partnership;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement and the sum of Ten Dollars ($10.00) paid by each of the Parties to the other and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties covenant and agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions

The terms defined in this Section 1.1 shall, for all purposes of this Agreement (including the preamble above), have the meanings set out below, unless the context expressly or by necessary implication indicates to the contrary:

“Act” has the meaning set out in Section 5.4.

“Additional Due Diligence” has the meaning set out in Section 4.7.

“Additional Information” has the meaning set out in Section 4.7.

“Additional Satisfaction Notice” has the meaning set out in Section 4.7.

“Adjustments” means the adjustments provided for and determined pursuant to Section 5.3.

“Affiliate” means: (i) in respect of any Person (in this definition, such Person being referred to as the “Subject Person”): (A) any other Person, directly or indirectly, Controlling or Controlled by, or under direct or indirect common Control with, the Subject Person; or (B) any Person under the direct or indirect Control of the same Person, or group of Persons, as Control the Subject Person; and (ii) in respect of SmartStop Sponsor, SmartStop Self Storage REIT, Inc. or SmartStop LP, also means: (x) any SmartStop Sponsored REIT or any Internally Managed Sponsored REIT, and (y) any Person Controlled by any SmartStop Sponsored REIT or any Internally Managed Sponsored REIT.

“Agreement” means this contribution agreement and the Schedules attached hereto, as amended, extended, supplemented, replaced or otherwise modified in writing from time to time.

“Applicable Consultant” means: (i) in the case of erosion, subsidence or similar loss or damage, any independent third party geologist, geotechnical engineer or surveyor appointed by Smart, who in the reasonable opinion of Smart, is qualified to perform the function for which he or she is retained; and (ii) in the case of the discharge or release of Hazardous Substances, any independent third party environmental consultant appointed by Smart, who in the reasonable opinion of Smart, is qualified to perform the function for which he or she is retained.

“Applicable Laws” means any applicable federal, provincial, state and municipal statutes, laws, regulations, orders, bylaws, standards, directions, policies, interpretations, rules, codes, orders, guidelines, permits or other requirements of any Governmental Authority, having jurisdiction, and in each case, only to the extent that it has the force of law.

“Article” and “Section” mean and refer to the specified article and section of this Agreement.

“Bring Down Certificate” has the meaning set out in Section 8.3(e).

“Business Day” means any day other than a Saturday, Sunday or a statutory or civic holiday in the Province of Ontario.

“Capital Account” means a capital account pursuant to the Limited Partnership Agreement.

“Claims” means all past, present and future claims, suits, proceedings, liabilities, obligations, losses, damages, penalties, judgments, costs, expenses, fines, disbursements, legal fees on a substantial indemnity basis and other professional fees and disbursements, interest, demands and actions of any nature or any kind whatsoever and “Claim” means any one of the foregoing.

“Closing” means the closing of this Agreement.

“Closing Adjustment Date” means 11:59 pm on the Business Day immediately prior to the Closing Date.

“Closing Date” means the date that is thirty (30) days following the satisfaction of the last of the following conditions: (i) the Zoning Condition; and (ii) the Severance Condition, provided that the Closing Date may be extended pursuant to Section 4.16.

“Closing Deliveries” has the meaning set out in Section 7.5(b).

“Closing Documents” means the agreements, instruments and other deliveries to be delivered to SmartStop or SmartStop’s Solicitors pursuant to Section 7.2, the agreements, instruments and other deliveries to be delivered to Smart or Smart’s Solicitors pursuant to Section 7.3 and the agreements, instruments and other deliveries to be delivered to SmartStop’s Solicitors and Smart’s Solicitors pursuant to Section 7.4.

“Code” means the Internal Revenue Code of 1986, as amended.

“Condition of Severance” has the meaning set out in Section 4.11(a).

“Contributed Property” means all of Smart’s and, as the context may require, each Smart Nominee’s, undivided right, title and interest in and to: (i) the Lands; and (ii) all other property, assets, rights, interests, entitlements, benefits and privileges of any nature or kind whatsoever related to the Lands, but excluding the Excluded Assets.

“Control” or “control” for all purposes of this Agreement is determined based on the following:

(a)

to control a corporation, a Person must: (i) directly or indirectly beneficially hold (other than by way of security only) securities of such corporation or the right to vote or direct the voting of securities of such corporation to which, in the aggregate, are attached more than fifty percent (50%) of the votes that may be cast to elect directors of the corporation, provided that in all circumstances the votes attached to those securities are sufficient, if exercised, to elect a majority of the directors of the corporation; and (ii) also have the power to control and direct in all circumstances the management and policies of such corporation, directly or indirectly, whether through the ownership or control of voting securities, voting rights, contract or otherwise;

(b)

to control a partnership other than a limited partnership, a Person must: (i) directly or indirectly beneficially hold (other than by way of security only) more than 50% of the partnership interests in such partnership; and (ii) also have the power to control and direct in all circumstances the management and policies of such partnership, directly or indirectly, whether through the ownership or control of voting interests of the partnership or otherwise;

(c)

to control a limited partnership, a Person must: (i) directly or indirectly beneficially hold (other than by way of security only) securities of the general partner of such limited partnership or the right to vote or direct the voting of securities of such general partner to which, in the aggregate, are attached more than fifty percent (50%) of the votes that may be cast to elect directors of the general partner, provided that in all circumstances the votes attached to those securities are sufficient, if exercised, to elect a majority of the directors of such general partner; and (ii) also have the power to control and direct in all circumstances the management and policies of such general partner, directly or indirectly, whether through the ownership and control of voting securities, voting rights, contract or otherwise;

(d)

to control a trust (other than a Delaware statutory trust) where the trustees have discretionary powers in respect of the trust assets, a Person must: (i) directly or indirectly have the right to elect or appoint a majority of the trustees of such trust; and (ii) be, directly or indirectly, the sole beneficiary of such trust;

(e)

to control a Delaware statutory trust, SmartStop Self Storage REIT, Inc., an Affiliate of SmartStop Self Storage REIT, Inc. or H. Michael Schwartz must have the exclusive power to control and direct in all circumstances the management and policies of such trust in its or his capacity as signatory trustee pursuant to the trust agreement executed in respect of such trust;

(f)

to control a limited liability company, a Person must have the power to control and direct in all circumstances the management and policies of such limited liability company, directly or indirectly, whether through the ownership and control of voting securities, voting rights, contract or otherwise;

(g)

to control a Person other than a corporation, partnership, trust or limited liability company referred to in any of clauses (a) to (e) above (the “Subject Entity”), a Person must: (i) directly or indirectly beneficially own more than fifty percent (50%) of the ownership interests in the Subject Entity; and (ii) also have the power to control and to direct in all circumstances the management and policies of the Subject Entity, directly or indirectly, whether through the ownership or control of voting securities, voting rights, contract or otherwise; and

(h)	a Person who controls another Person is deemed to control any Person which is controlled, or deemed to be controlled, by such other Person,

and the words “Controlled”, “controlled”, “Controlling” and “controlling” have corresponding meanings.

“Cut-Off Time” means 5:00 p.m. on the third (3rd) Business Day immediately prior to the Due Diligence Date.

“Deposit” means, collectively, the First Deposit and the Second Deposit.

“Deposit Holder” has the meaning set out in Section 5.2(f).

“Development and Construction Management Agreement” means the development and construction management agreement to be entered into at Closing between the Limited Partnership, as the owner of the Lands, and the Smart Developer, as the development and construction manager of the Project, and the SmartStop Development Coordinator, as the development coordinator of the Project, which development and construction management agreement shall be in the form attached as Schedule B to the JV Framework Agreement.

“Development Budget” has the meaning set out in Section 4.13(a)(ii)

“Development Plan” has the meaning set out in Section 4.13(a)(i).

“Disclosed to SmartStop” means information which: (i) SmartStop or its Representatives are notified of in writing and/or, without limiting the generality of the foregoing, which is the subject of, or disclosed by, any documentation or other information: (A) delivered or made available to SmartStop or its Representatives pursuant to Section 4.1, as the same may be amended or supplemented in accordance with Section 4.7; (B) obtained by SmartStop or SmartStop’s Representatives (in writing or otherwise) pursuant to Section 4.2; and/or (C) which is a Permitted Encumbrance that (and/or notice of which) is registered against title to the Lands; or (ii) is actually known by SmartStop or discovered by SmartStop, SmartStop’s Solicitors and/or their respective agents, consultants and/or employees pursuant to SmartStop’s Due Diligence.

“Document Registration Agreement” has the meaning set out in Section 7.5(a).

“Due Diligence” has the meaning set out in Section 4.3(a).

“Due Diligence Date” means 5:00 p.m. on the forty fifth (45th) day following the Execution Date.

“Due Diligence Deliveries” has the meaning set out in Section 4.1(a).

“Election” has the meaning set out in Section 3.3(a).

“Election Taxable Amount” has the meaning set out in Section 3.3(e).

“Electronic Documents” means all documents to be registered electronically in accordance with this Agreement.

“Employee Services Agreement” means the employee services agreement to be entered into at Closing between the Limited Partnership, as the owner of the Lands, and Strategic Storage PM Canada, ULC, as the service provider, which employee services agreement shall be in the form attached as Schedule D to the JV Framework Agreement.

“Encumbrances” means all mortgages, pledges, charges, liens, debentures, hypothecs, trust deeds, assignments by way of security, security interests, conditional sales contracts or other title retention agreements or similar interests or instruments charging, or creating a security interest in, or against title to, the Lands or any part thereof or interest therein, and any leases, options, easements, servitudes, rights of way, restrictions, executions or other charges or encumbrances (including notices or other registrations in respect of any of the foregoing) which encumber title to the Lands or any part thereof or interest therein.

“Encumbrances to be Discharged” means: (i) those Encumbrances against title to the Lands which are listed in Schedule D; and (ii) any other Encumbrances, other than Permitted Encumbrances, registered against the Lands or entered into or consented to by Smart or the Smart Nominees after the Cut-Off Time.

“Environment” means the ambient air, all layers of the atmosphere, all water including surface water and underground water, all land, all living organisms, all species and the interacting natural systems that include components of air, land, water, living organisms and organic and inorganic matter, and includes indoor spaces.

“Environmental Laws” means all Applicable Laws relating to the Environment and protection of the Environment or otherwise imposing liability or standards of conduct with respect to the Environment or health matters, including the labelling, use, import, transportation, manufacture, processing, generation, distribution, treatment, storage, discharge, release, reuse or recycling, disposal, clean-up or handling of Hazardous Substances.

“Excluded Assets” means all the right, title and interest of Smart and, as the context may require, the Smart Nominees, in and to: (i) all cash, marketable securities and bank accounts of Smart in connection with the Lands; (ii) receivables in connection with the Lands in respect of the period prior to Closing; (iii) the Excluded Smart Intellectual Property; and (iv) any agreements, contracts and other documents entered into in between a Smart Nominee and/or Smart and the Limited Partnership, and any right, title, benefit or advantage of a Smart Nominee and/or Smart arising therefrom.

“Excluded Items” has the meaning set out in Section 10.1.

“Excluded Smart Intellectual Property” has the meaning set out in Section 4.9(a).

“Execution Date” means August 31, 2021.

“Expropriation Event” has the meaning set out in Section 9.4.

“Extended Closing Date” has the meaning set out in Section 4.16

“Extended Due Diligence Date” has the meaning set out in Section 4.7.

“Extended Severance Condition Date” has the meaning set out in Section 4.11(c).

“Extension Notice” has the meaning set out in Section 4.7.

“Feasibility Due Diligence” has the meaning set out in Section 4.4(a).

“Final Adjustment Date” has the meaning set out in Section 5.3(b).

“First Deposit” has the meaning set out in Section 5.2(a).

“Frontage Lands” has the meaning set out in Section 4.15.

“Fundamental Representations” means the representations and warranties in Section 8.1, excluding those identified in Sections 8.1(r), 8.1(s) and 8.1(u).

“General Conveyance” means a general conveyance conveying title to the Limited Partnership of all of Smart’s undivided beneficial freehold interest in the Lands, which general conveyance shall be in the form attached hereto as Schedule C.

“General Partners” means Smart GP and SmartStop GP, and “General Partner” means any one of them.

“Governmental Authority” means any government, regulatory authority, government department, agency, commission, board, tribunal or court having jurisdiction on behalf of any nation, province or state or other subdivision thereof or any municipality, district or other subdivision thereof.

“GP Units” means general partner units of the Limited Partnership.

“Hazardous Substance” means any substance, waste, liquid, gaseous or solid matter, fuel, micro-organism, sound, vibration, ray, heat, odour, radiation, energy vector, plasma, organic or inorganic matter which is or is deemed to be, alone or in any combination, hazardous, hazardous waste, solid or liquid waste, toxic, a pollutant, a deleterious substance, a contaminant or a source of pollution or contamination, or is defined, prohibited or regulated by any Environmental Laws.

“HST” has the meaning set out in Section 5.4.

“Independent Third Party” means any Person other than Smart, the Smart Nominees and any Affiliate of any of them.

“Initial Funding Balance” has the meaning set out in Section 5.1(b).

“Initial Funding Obligation” has the meaning set out in Section 5.1(a).

“Initial Funding Obligation Amount” has the meaning set out in Section 5.1(a).

“Interim Period” means the period commencing on the Execution Date and ending on the Due Diligence Date.

“Internally Managed Sponsored REIT” means any Sponsored REIT that has: (a) previously entered into an advisory agreement, substantially in the form attached as Schedule I to the JV Framework Agreement (in this definition, the “Advisory Agreement”), with SmartStop Sponsor or an Affiliate of SmartStop Sponsor (SmartStop Sponsor or such Affiliate of SmartStop Sponsor is referred to in this definition as the “Subject Person”) pursuant to which the Subject Person: (i) is appointed as the advisor of such Sponsored REIT in connection with the investigation, acquisition, financing, development, redevelopment, ownership and ultimate disposition of real property acquired by such Sponsored REIT (in this definition, the “Advisory Services”); and (ii) has the power to manage and control the day-to-day business and affairs of such Sponsored REIT and to direct the management, operation and policies of such Sponsored REIT; and (b) subsequently terminated such Advisory Agreement in connection with a self-administration or internalization transaction whereby such Sponsored REIT has entered into a merger or other reorganization transaction with the Subject Person or purchased substantially all of the operating assets of the Subject Person and has hired substantially all of the employees of the Subject Person to internally perform the Advisory Services; provided that a Sponsored REIT shall cease to be an Internally Managed Sponsored REIT upon the occurrence of one or more of the following: (A) H. Michael Schwartz is neither the executive chairman nor the chief executive officer of such Internally Managed Sponsored REIT; (B) H. Michael Schwartz or another employee, officer or director of SmartStop Sponsor approved by SmartCentres, acting reasonably ceases to be appointed as a director to the board of directors that manages such Internally Managed Sponsored REIT; (C) SmartStop Sponsor ceases to be Controlled by SmartStop Self Storage REIT, Inc.; or (D) H. Michael Schwartz is neither the executive chairman nor the chief executive officer of SmartStop Self Storage REIT, Inc.

“ITA” means the Income Tax Act (Canada).

“JV Framework Agreement” means the agreement made as of January 12, 2018 between SAM Canadian JV, LLC, SmartREIT Acquisitions Inc., SAM Canadian Developer, LLC and Smart Management Limited Partnership pursuant to which SAM Canadian JV, LLC and SmartREIT Acquisitions Inc. set out the framework under which SmartREIT Acquisitions Inc. and SAM Canadian JV, LLC will form joint ventures for the acquisition or leasing of properties, in each case, for the purpose of the development, redevelopment, ownership and operation of Self-Storage Facilities, as amended by an amendment to the joint venture framework agreement dated as of March 9, 2020.

“JV Limited Partnerships” means, collectively, the limited partnerships formed pursuant to any of the Transaction Agreement, the JV Framework Agreement and/or any contribution agreement entered into between SmartStop Sponsor (and/or any of its Affiliates) and SmartCentres (and/or any of its Affiliates).

“JV Properties” means, collectively, the properties owned by the JV Limited Partnerships.

“Lands” means that part of the Stoney Creek Lands cross-hatched in blue on the site plan attached as Schedule B, and all improvements thereon.

“Liability Cap” has the meaning set out in Section 10.1.

“Limited Partnership” has the meaning set out in Section 2.1.

“Limited Partnership Agreement” means the amended and restated limited partnership agreement governing the Limited Partnership to be entered into at Closing among the Smart GP and the SmartStop GP, as general partners, and Smart and SmartStop, as limited partners, which limited partnership agreement shall be in the form attached as Schedule A to the JV Framework Agreement (the “Form of Limited Partnership Agreement”), as amended by Section 4.18.

“Loans” has the meaning set out in Section 5.1(c).

“LP Units” means limited partner units of the Limited Partnership.

“LTO” has the meaning set out in Section 7.5.

“Nominee” has the meaning set out in Section 2.2(a).

“Nominee Agreement” has the meaning set out in Section 3.1(b).

“Nominee Shares” has the meaning set out in Section 3.1(b).

“Notice” has the meaning set out in Section 10.17.

“Operations Management Agreement” means the agreement to be entered into at Closing between the Limited Partnership, as the owner of the Lands, and the Operations Manager, as the operations manager of the Project, which operations management agreement shall be in the form attached as Schedule C to the JV Framework Agreement.

“Operations Manager” means the Person entering into the Operations Management Agreement as operation manager with the applicable Limited Partnership, which is an Affiliate of SmartStop Sponsor.

“Parties” means parties to this Agreement; and “Party” means any one of them.

“Partner” means a partner of the Limited Partnership.

“Permitted Encumbrances” means, with respect to the Lands: (i) those Encumbrances which, or notice of which, are registered against the title to the Lands as of the Cut-Off Time, other than the Encumbrances to be Discharged listed in Schedule D; (ii) those Encumbrances described in Schedule E hereto; (iii) any Encumbrances resulting from SmartStop’s actions; (iv) any Encumbrances resulting from SmartStop’s breach of this Agreement; and (v) any Encumbrances created pursuant to the terms of Section 9.2 or otherwise approved by SmartStop.

“Person” means an individual, partnership, company, corporation, trust, unincorporated organization, government, or any department or agency thereof, and the successors and assigns thereof or the heirs, executors, administrators or other legal representatives of an individual.

“Physical Testing” has the meaning set out in Section 4.2(a).

“Post-Closing Adjustments” has the meaning set out in Section 5.3(b).

“Pre-Closing Costs” has the meaning set out in Section 4.14(a).

“Post-Closing Liabilities” has the meaning set out in Section 10.1.

“Pre-Closing Nominee Agreement” has the meaning set out in Section 2.2(b).

“Prepaid Cost Refund” has the meaning set out in Section 5.3(d).

“Project” means development, construction and operation of a self-storage facility of approximately one hundred and thirty one thousand two hundred and fifty two (131,252) square feet (+/- ten percent (10%)) of gross building area containing approximately nine hundred and twenty six (926) units which will be located on the Lands.

“Property Contribution Amount” has the meaning set out in Section 3.2.

“Proportionate Interest” means: (i) in the case of SmartStop, fifty percent (50%); and (ii) in the case of Smart, fifty percent (50%).

“Realty Taxes” means all taxes, rates, charges, levies, duties and assessments, whether general or special, that are or may be levied, charged or assessed by any Governmental Authority in connection with real property taxes (including local improvement taxes, impost charges or levies) and every other tax in the nature of a real property tax and all taxes which are imposed in lieu of any such real property taxes.

“Receiving Party” has the meaning set out in Section 7.5(d).

“Relevant Damage” has the meaning set out in Section 9.3.

“REOA” has the meaning set out in Section 4.15.

“Representatives” has the meaning set out in Section 4.5(a).

“Restricted Entity” means: (i) RioCan Real Estate Investment Trust; (ii) First Capital Realty Inc.; (iii) Choice Real Estate Investment Trust; (iv) H&R Real Estate Investment Trust; (v) Morguard Real Estate Investment Trust; or (vi) any Affiliate thereof.

“Retained Lands” means those lands cross-hatched in red on the site plan attached as Schedule B.

“Satisfaction Notice” has the meaning set out in Section 4.3(b).

“Second Deposit” has the meaning set out in Section 5.2(b).

“Self-Storage Facilities” has the meaning set out in the JV Framework Agreement.

“Severance Condition” means the condition set out in Section 4.11.

“Severance Condition Date” has the meaning set out in Section 4.11(a).

“Severance Consent” has the meaning set out in Section 4.11(d)(i).

“Share Transfer and Indemnity Agreement” has the meaning set out in Section 7.2(f).

“SmartCentres” means SmartCentres Real Estate Investment Trust.

“Smart Developer” means Smart Management Limited Partnership.

“Smart GP” means a wholly owned subsidiary of Smart.

“Smart Information” has the meaning set out in Section 4.5(a).

“Smart LTT Indemnity” has the meaning set out in Section 7.6(b).

“Smart Nominees” means, collectively, Confederation Park Shopping Centres Limited and Confederation Part Shopping Centres II Limited, and “Smart Nominee” means any one of the Smart Nominees.

“Smart Parties” means, collectively, Smart, the Smart Nominees and the Smart GP; and “Smart Party” means any one of them.

“Smart Pre-Closing Cost Contribution” has the meaning set out in Section 4.14(a)(ii).

“Smart Property Identifiers” means all signage, mascots or statues representing or depicting the name “SmartCentres”, “Penguin” any “SmartCentres” logo, “Penguin” logo, and/or any representation or depiction of a penguin or penguins.

“Smart’s Agents” has the meaning set out in Section 4.6(a).

“Smart’s Feasibility Notice” has the meaning set out in Section 4.4(c).

“Smart’s Representatives” has the meaning set out in Section 4.6(a).

“Smart’s Solicitors” means Davies Ward Phillips & Vineberg LLP, or such other firm or firms of solicitors as are appointed by Smart from time to time and notice of which is provided to SmartStop.

“SmartStop” means SST VI Canadian LP, ULC or any assignee of SST VI Canadian LP, ULC permitted pursuant to Section 10.16.

“SmartStop Development Coordinator” means SAM Canadian Developer, LLC which is an Affiliate of SmartStop Sponsor and which is a non-resident of Canada for the purposes of the ITA.

“SmartStop GP” means an Affiliate of SmartStop and which is a resident of Canada for the purposes of the ITA.

“SmartStop Information” has the meaning set out in Section 4.6(a).

“SmartStop LTT Indemnity” has the meaning set out in Section 7.6(c).

“SmartStop Parties” means, collectively, SmartStop and the SmartStop GP; and “SmartStop Party” means any one of them.

“SmartStop Pre-Closing Cost Contribution” has the meaning set out in Section 4.14(a)(i).

“SmartStop Sponsor” means SmartStop REIT Advisors, LLC, a Delaware limited liability company.

“SmartStop Sponsored REIT” means any Sponsored REIT that has entered into an advisory agreement, substantially in the form attached as Schedule I to the JV Framework Agreement with such changes to the form that SmartStop Sponsor reasonably deems appropriate as approved by SmartCentres, acting reasonably, with SmartStop Sponsor or an Affiliate of SmartStop Sponsor (SmartStop Sponsor or such Affiliate of SmartStop Sponsor is referred to in this definition as the “Subject Person”) pursuant to which the Subject Person: (a) is appointed as the advisor of such Sponsored REIT in connection with the investigation, acquisition, financing, development, redevelopment, ownership and ultimate disposition of real property acquired by such Sponsored REIT (in this definition, the “Advisory Services”); and (b) subject to oversight by the board of directors of the Sponsored REIT, has the power to manage and control the day-to-day business and affairs of such Sponsored REIT and to direct the management, operation and policies of such Sponsored REIT; provided that a Sponsored REIT shall cease to be a SmartStop Sponsored REIT upon the occurrence of one or more of the following: (i) the Subject Person subcontracts or delegates the Advisory Services to any Person other than to SmartStop Sponsor or an Affiliate of SmartStop Sponsor; (ii) the Advisory Services are modified or revoked such that the Subject Person no longer has the power to manage and control the day-to-day business and affairs of such Sponsored REIT and to direct the management, operation and policies of such Sponsored REIT; (iii) the advisory agreement with the Subject Person is terminated or the term thereof expires and such advisory agreement is not concurrently replaced with another advisory agreement that is substantially in the form attached as Schedule I to the JV Framework Agreement, pursuant to which the Subject Person, SmartStop Sponsor or an Affiliate of SmartStop Sponsor is appointed as the advisor of such Sponsored REIT in connection with the Advisory Services; (iv) SmartStop Sponsor ceases to be Controlled by SmartStop Self Storage REIT, Inc.; or (v) H. Michael Schwartz is neither the executive chairman nor the chief executive officer of SmartStop Self Storage REIT, Inc.

“SmartStop’s Agents” has the meaning set out in Section 4.5(a).

“SmartStop’s Feasibility Notice” has the meaning set out in Section 4.4(d).

“SmartStop’s Representatives” has the meaning set out in Section 4.5(a).

“SmartStop’s Solicitors” means Norton Rose Fulbright Canada LLP, or such other firm or firms of solicitors as are appointed by SmartStop from time to time and notice of which is provided to Smart.

“Sole Discretion” means, in each instance, discretion exercised by the relevant party in its sole subjective, unfettered and unreviewable discretion which discretion may be exercised unreasonably and/or arbitrarily.

“Sponsored REIT” means any corporation, trust or association which is engaged in investing in equity interests in real estate or in loans secured by mortgages on real estate or both (in this definition, such corporation, trust or association being referred to as the “Subject Person”) that meets each of the following requirements:

(a)	for the period:

(i)	prior to the expiry of the Sponsored REIT Initial Funding Period, the Subject Person qualifies, or is being diligently and on a good faith basis developed and funded so as to qualify; and

(ii)	after the expiry of the Sponsored REIT Initial Funding Period, the Subject Person qualifies,

as a real estate investment trust under Sections 856 through 860 of the Code;

(b)

one of H. Michael Schwartz or another employee, officer or director of SmartStop Sponsor approved by SmartCentres, acting reasonably, shall be appointed to the board of directors (in this definition, “Board of Directors”) that manages the Subject Person; and

(c)	the constating documents of the Subject Person shall at all times provide that:

(i)

no Person shall directly or indirectly own more than nine point eight percent ( 9.8%) of the issued and outstanding shares of stock (“Stock”) of the Subject Person (in this definition, the “Aggregate Stock Limit”); and

(ii)

any transfer of Stock that, if effective, would result in the Stock being beneficially owned by less than one hundred (100) Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio (in this definition, the “Transfer Restriction”), provided that such Subject Person shall cease to be a Sponsored REIT upon the occurrence of one or more of the following:

(A)	the Subject Person fails to comply with any of the requirements set out in clause (c) of this definition;

(B)	the Board of Directors exempts any Person from the Aggregate Stock Limit or permits any Person to own Stock in excess of the Aggregate Stock Limit; or

(C)	the Board of Directors waives the Transfer Restriction,

in each case of clauses (B) and (C) of this definition if such exemption, permission and/or waiver occurs:

(I)	after the expiry of the Sponsored REIT Initial Funding Period; or

(II)	prior to the expiry of the Sponsored REIT Initial Funding Period and following such expiry either:

a)	a Person directly or indirectly own more than 9.8% of the Stock; and/or

b)	the Stock is beneficially owned by less than 100 Persons.

“Sponsored REIT Initial Funding Period” means, in respect of a Subject Person referred to in the definition of “Sponsored REIT” in this Section 1.1, the period commencing on the effective date of the initial offering of the Stock of such Subject Person and ending on the third anniversary of such effective date.

“Statement of Adjustments” has the meaning set out in Section 5.3(a).

“Stoney Creek Lands” means the lands and premises described in Schedule A, and all improvements thereon.

“Substantial Damage” has the meaning set out in Section 9.3(a).

“Survival Period” has the meaning set out in Section 8.3(a).

“Tax Refund” has the meaning set out in Section 5.3(c).

“Tendering Party” has the meaning set out in Section 7.5(d).

“TERS” has the meaning set out in Section 7.5.

“Third Party” means a Person with whom each of Parties deals at arm’s length within the meaning of the ITA.

“Third Party Claim” has the meaning set out in Section 8.5(a).

“Transaction” means the contribution of the Contributed Property to the Limited Partnership provided for in this Agreement and all other matters contemplated herein.

“Transaction Agreement” means the transaction agreement dated July 18, 2017 between an Affiliate of SmartStop Sponsor and SmartCentres.

“Transfer” has the meaning set out in Section 7.2(a).

“Units” means units of the Limited Partnership (including GP Units and LP Units).

“Walmart” means Wal-Mart Canada Corp.

“Walmart Condition Date” means 5:00 p.m. on the forty fifth (45th) day following the Execution Date, as such date may be extended pursuant to Section 4.12.

“Walmart Consent” has the meaning set out in Section 4.12.

“Walmart Lease” means the Lease dated as of January 27, 2012 between Confederation Park Shopping Centres Limited and Confederation Park Shopping Centres II Limited, as landlord, and Wal-Mart Canada Corp., as tenant, as amended, supplemented and/or otherwise modified from time to time.

“Zoning Condition” means that Zoning in Final Form shall have been obtained in accordance with Section 4.10.

“Zoning Condition Date” mean the date that is twelve (12) month following the Execution Date, as such date may be extended in accordance with Section 4.10.

“Zoning in Final Form” means an official plan amendment and/or rezoning of the Lands, re-designating and rezoning the Lands to permit the development and operation of the Project and such re-designation and rezoning being in full force and effect, with all appeal periods having expired without appeal, or all appeals having been determined to the satisfaction of Smart with all further rights of appeal therefrom having been exhausted.

1.2 Implied Covenants

Notwithstanding whether or not it is expressly stated: (i) every covenant and obligation of a Smart Party under this Agreement and the Closing Documents shall be construed as a covenant by Smart to cause such Smart Party to perform such covenant and obligation; (ii) every covenant and obligation of a SmartStop Party under this Agreement and the Closing Documents shall be construed as a covenant by SmartStop to cause such SmartStop Party to perform such covenant and obligation; and (iii) every covenant and obligation of the Nominee under this Agreement and the Closing Documents shall be construed as a covenant by Smart to cause the Nominee to perform such covenant and obligation; and (iv) every covenant and obligation of the Limited Partnership under this Agreement and the Closing Documents shall be construed as a covenant by Smart and SmartStop to cause the Smart GP and the SmartStop GP, respectively, to cause the Limited Partnership to perform such covenant and obligation. The Parties acknowledge and agree that: (A) any failure by the Smart GP to cause the Limited Partnership to comply with its covenants and obligations under this Agreement or any of the Closing Documents shall be a default of Smart to comply with its covenants and obligations hereunder; and (B) any failure by the SmartStop GP to cause the Limited Partnership to comply with its covenants and obligations under this Agreement or any of the Closing Documents shall be a default of SmartStop to comply with its covenants and obligations hereunder.

ARTICLE 2

FORMATION OF LIMITED PARTNERSHIP AND NOMINEE

2.1 Formation of Limited Partnership

Subject to the terms and conditions of this Agreement, no later than 7 Business Days prior to the Closing Date, the Smart GP, the SmartStop GP, Smart and SmartStop shall form a limited partnership (the “Limited Partnership”) under the laws of the Province of Ontario by filing a Form 3 under the Limited Partnerships Act (Ontario) and any other required documents or instruments. Initially, the general partners of the Limited Partnership shall be the Smart GP and the SmartStop GP (and, on Closing, each of them will be issued one GP Unit under the Limited Partnership Agreement) and the limited partners of the Limited Partnership shall be Smart and SmartStop, and each of the initial partners shall contribute One Dollar ($1.00) to the Limited Partnership. The initial limited partnership agreement in respect of the Limited Partnership will be a short form limited partnership agreement which will provide that: (i) the Limited Partnership will not carry out any business other than as contemplated by this Agreement; and (ii) the Limited Partnership shall take all actions reasonably necessary to facilitate the Closing of the Transaction (including, without limitation, for the purpose of satisfying the conditions contained herein) provided that any actions to be taken by the Limited Partnership other than those contemplated in this clause (ii) shall require the approval of both of the General Partners, each acting in its Sole Discretion.

2.2 Pre-Closing Formation of Nominee and Transfer of Title

(a) Subject to the terms and conditions of this Agreement, no later than 7 Business Days prior to the Closing Date, Smart shall form a corporation (the “Nominee”) under the laws of the Province of Ontario to hold its registered interest in the Lands. The shares of the Nominee will be held by Smart.

(b) On the Business Day immediately preceding the Closing Date, Smart shall cause each Smart Nominee to transfer its registered interest in the Lands to the Nominee to hold such interest in the Lands as nominee and bare trustee on behalf of Smart pursuant a nominee agreement (the “Pre-Closing Nominee Agreement”).

ARTICLE 3

CONTRIBUTION OF CONTRIBUTED PROPERTY

3.1 Purchase and Sale of Contributed Property

(a) On Closing, Smart shall sell, transfer, assign and contribute the Contributed Property to the Limited Partnership and the Limited Partnership shall purchase, acquire and assume the Contributed Property on and subject to the terms and conditions of this Agreement.

(b) On Closing, the Pre-Closing Nominee Agreement will automatically terminate, without any further action by any Party, and: (i) Smart shall sell all of the issued and outstanding shares of the Nominee (the “Nominee Shares”) to the Limited Partnership; and (ii) the Limited Partnership shall, and Smart shall cause the Nominee to, enter into a nominee agreement (the “Nominee Agreement”) pursuant to which the Nominee holds such undivided one hundred percent (100%) registered interest in the Lands as nominee and bare trustee for the Limited Partnership.

3.2 Property Contribution Amount

In consideration for the transfer of the Contributed Property pursuant to Section 3.1(a), on Closing, Smart shall be issued four hundred and ninety nine (499) LP Units and be deemed to have made a capital contribution to the Limited Partnership of an amount (the “Property Contribution Amount”) equal to the fair market value of the Contributed Property, which the Parties have agreed is equal to One Million Five Hundred Thousand Dollars ($1,500,000.00). As a result of such capital contribution, the Capital Account of Smart will be credited with the Property Contribution Amount.

3.3 Tax Deferral

(a) It is intended that the transfer of the Contributed Property contemplated in this Article 3 shall be on a tax-deferred basis to Smart for purposes of the ITA and applicable provincial income tax statutes. In order to give effect to this intention, Smart and the other partners of the Limited Partnership shall jointly execute an election (the “Election”) pursuant to subsection 97(2) of the ITA in connection with such transfer.

(b) For the purpose of the joint election referred to in Section 3.3(a) and subject to the limits of subsection 97(2) of the ITA, the agreed amount for the transfer of the Contributed Property shall be an amount determined by Smart, in its Sole Discretion, that will be equal to the cost amount (as that term is defined in the Act) of the Contributed Property to Smart or equal to an amount between such cost amount and the fair market value of the Contributed Property.

(c) Smart and the Limited Partnership shall execute any other elections under the ITA or applicable provincial taxation legislation which may be necessary or desirable in connection with the contribution transaction provided for herein (including any amended elections that may be desirable pursuant to subsection 96(5.1) of the ITA).

(d) Smart and the Limited Partnership shall file each of the elections referred to in this Section 3.3 in the time and form required by the ITA and applicable provincial taxation legislation.

(e) Notwithstanding any provision in this Agreement or the Limited Partnership Agreement to the contrary, if, pursuant to the Election, the contribution of the Contributed Property occurs for tax purposes at an amount less than the Property Contribution Amount and the Limited Partnership subsequently has income or gain that is greater than the income or gain the Limited Partnership would have had if no such election had been made (such excess income or gain hereinafter referred to as the “Election Taxable Amount”), the Election Taxable Amount will be allocated entirely to Smart for purposes of the ITA (and any applicable provincial taxation legislation).

(f) This Section 3.3 shall survive Closing and shall be reflected in the Limited Partnership Agreement.

ARTICLE 4

CERTAIN ADDITIONAL PROVISIONS

4.1 Due Diligence Deliveries by Smart

(a) Smart and SmartStop hereby acknowledge that prior to the Execution Date, Smart has delivered to SmartStop (consisting of either physical copies or, at the option of Smart, electronic copies made available by e-mail, on electronic storage devices and/or in an electronic/virtual data room with downloading capabilities) for SmartStop’s review, all documents, studies, reports, surveys and information pertaining to the Lands, in each case, to the extent in the possession and control of Smart prior to the Execution Date (collectively, the “Due Diligence Deliveries”) including, without limitation, the following:

(i)	existing surveys or certificates of location for the Lands;

(ii)	copies of the most current written soil tests and environmental reports, if any, pertaining to the Lands prepared by an Independent Third Party;

(iii)	copies of realty tax bills with respect to the Lands for the two most recent tax years, and the most current tax assessment together with details of all assessment appeals, if any;

(iv)	copies of the official plan and applicable zoning by-laws for the Lands;

(v)	copies of all material relating to outstanding litigation claims (if any) or proceedings relating to the Lands; and

(vi)	agreements with any Governmental Authority affecting the Lands which are not registered against title to the Lands, including any applicable site plan and development agreements.

(b) Each of the Due Diligence Deliveries prepared by an Independent Third Party, and identified as such, is and was delivered and/or made available by Smart to SmartStop without any representations or warranties of any kind; without limiting the foregoing, it is agreed that none of Smart, the Smart Nominees, or any Affiliate of any such Person represents or warrants the accuracy and/or inaccuracy and/or the completeness or incompleteness of any such Due Diligence Delivery or shall have any liability to SmartStop or the Limited Partnership as a result of any errors or omissions in such Due Diligence Delivery or any use that may be made of such Due Diligence Deliveries by SmartStop. SmartStop acknowledges that SmartStop is solely responsible for the verification of any such Due Diligence Deliveries prepared by an Independent Third Party.

(c) Smart and the Nominee shall execute and deliver to SmartStop within three Business Days following the Execution Date, authorizations to Governmental Authorities necessary to permit SmartStop to obtain information from their files. SmartStop agrees that it shall not request any inspections by a Governmental Authority with respect to the Lands and none is authorized by Smart or the Nominee.

4.2 Access to the Lands

(a) Subject to SmartStop, its agents and other representatives: (i) complying with all Applicable Laws, reasonable standards of care and each of its obligations herein; and (ii) providing Smart with not less than two (2) Business Days’ prior written notice, Smart shall provide to SmartStop and its Representatives reasonable access to the Lands during the Interim Period for geotechnical, environmental and other audits, investigations, examinations and testing (the “Physical Testing”) in connection with its Due Diligence. Any such inspections, tests and audits shall be approved in advance in writing by Smart and such work shall be carried out with a representative of Smart in attendance (as determined by Smart), and conducted in a manner that does not interfere in any material respect with the use of the Lands, and does not contravene the confidentiality obligations contained in Section 4.5 herein. SmartStop shall provide to Smart all data, results and draft reports with respect to the Physical Testing as soon as such become available and Smart will be provided with a reasonable opportunity to comment before such reports are finalized.

(b) SmartStop shall repair immediately any damage caused by or attributable to the Physical Testing performed by SmartStop or its Representatives and shall fully indemnify and save harmless Smart from all costs of repairing any damage to the Lands or the property of any other Person caused by or attributable to such Physical Testing and all Claims relating directly thereto. If SmartStop does not perform such repairs within a reasonable period of time after written notice from Smart that any such damage has occurred, Smart shall have the right to perform, or cause to be performed, such work and SmartStop shall fully indemnify and save harmless Smart for all costs of such work, such amounts to be payable to Smart on demand. Smart shall be entitled to set-off against the Deposit and any interest earned on it any costs or expenses incurred by Smart in connection with the foregoing. The obligations and indemnities of SmartStop set out in this Section 4.2(b) shall survive termination of this Agreement regardless of the cause of such termination and shall survive Closing.

4.3 SmartStop’s Investigations

(a) During the period up to the Due Diligence Date, SmartStop may perform (subject to compliance with other relevant provisions of this Agreement) all due diligence deemed necessary or desirable by SmartStop in connection with the Transaction including all legal, business, corporate, accounting, auditing, financial, tax, technical, regulatory, environmental and engineering investigations, reviews, inspections, appraisals (including independent property valuations) and analyses relating to the Contributed Property (including, without limitation, title to the Contributed Property and compliance with Applicable Laws) and review of Permitted Encumbrances (collectively, the “Due Diligence”) and shall seek all necessary internal approvals of the Transaction. All such internal approvals must have been obtained prior to the Due Diligence Date.

(b) SmartStop shall be entitled, on or before the Due Diligence Date, in its Sole Discretion, to determine whether it is satisfied with the contents of the Due Diligence Deliveries and the results of its Due Diligence. SmartStop shall be deemed not to be satisfied with the results of such Due Diligence or to have obtained all such necessary internal approvals unless it delivers to Smart on or before the Due Diligence Date a written notice in the form attached hereto (with the relevant details inserted therein) as Schedule F (the “Satisfaction Notice”) stating that it is satisfied in its Sole Discretion with the results of the aforesaid matters and has obtained all necessary approvals of the Transaction (including the approval of its Board of Directors, if necessary). If SmartStop fails to give Smart the Satisfaction Notice by such time, then this Agreement shall terminate automatically at such time and, upon such termination, SmartStop and Smart shall be released from all obligations under this Agreement (except for those obligations which are expressly stated to survive the termination of this Agreement) and the Deposit then being held and all interest accrued thereon shall be dealt with in accordance with Section 5.2.

(c) If SmartStop delivers to Smart the Satisfaction Notice on or before the Due Diligence Date then, notwithstanding any other provisions of this Agreement or the Closing Documents, SmartStop shall be deemed to have irrevocably waived its right to raise any objection to, or to have or make any Claim regarding, any defect, matter or issue in respect of the Contributed Property or any other aspect thereof of any nature whatsoever (including, without limitation, any objection or Claim relating to the condition of the Contributed Property, the title to the Contributed Property, the existence of any Encumbrances or any other title matters, any non-compliance with Applicable Laws, any Encumbrance) unless: (i) the foregoing first arose or was created after the Cut-Off Time as a result of Smart’s breach of this Agreement; or (ii) the foregoing is subject to adjustment in accordance with Section 5.3, and then, in each case, only to the extent otherwise permitted pursuant to this Agreement.

4.4 Feasibility Condition

(a) During the period up to the Due Diligence Date, each of Smart and SmartStop may perform (subject to compliance with other relevant provisions of this Agreement) due diligence and investigations in connection with feasibility of the Project (the “Feasibility Due Diligence”) based on the following information:

(i)	such financial analysis of the Project as deemed necessary or desirable by either Smart or SmartStop; and

(ii)	a feasibility study in respect of the Project completed by an Independent Third Party jointly retained by Smart and SmartStop.

(b) Each of Smart and SmartStop shall be entitled, on or before the Due Diligence Date, to determine in its Sole Discretion whether or not it is satisfied with its Feasibility Due Diligence.

(c) Smart shall be deemed not to be satisfied with the results of its Feasibility Due Diligence unless it delivers to SmartStop on or before the Due Diligence Date a written notice in the form attached hereto (with the relevant details inserted therein) as Schedule H (“Smart’s Feasibility Notice”) stating that it is satisfied in its Sole Discretion with the results of its Feasibility Due Diligence. If Smart fails to give SmartStop Smart’s Feasibility Notice by such time, then this Agreement shall terminate automatically at such time and, upon such termination, SmartStop and Smart shall be released from all obligations under this Agreement (except for those obligations which are expressly stated to survive the termination of this Agreement) and the Deposit then being held and all interest accrued thereon shall be dealt with in accordance with Section 5.2.

(d) SmartStop shall be deemed not to be satisfied with the results of its Feasibility Due Diligence unless it delivers to Smart on or before the Due Diligence Date a written notice in the form attached hereto (with the relevant details inserted therein) as Schedule I (“SmartStop’s Feasibility Notice”) stating that it is satisfied in its Sole Discretion with the results of its Feasibility Due Diligence. If SmartStop fails to give Smart SmartStop’s Feasibility Notice by such time, then this Agreement shall terminate automatically at such time and, upon such termination, SmartStop and Smart shall be released from all obligations under this Agreement (except for those obligations which are expressly stated to survive the termination of this Agreement) and the Deposit then being held and all interest accrued thereon shall be dealt with in accordance with Section 5.2.

(e) Each of Smart and SmartStop shall fund fifty percent (50%) of all out-of-pocket third party costs incurred in connection with the Feasibility Due Diligence, provided that SmartStop’s contribution for such out-of-pocket third party costs shall be limited to a maximum of Two Thousand Five Hundred Dollars ($2,500.00). For greater certainty, it is confirmed that such Two Thousand Five Hundred Dollars ($2,500.00) limit shall not apply to any other due diligence costs incurred by SmartStop in connection with its Due Diligence.

4.5 Confidentiality - SmartStop

(a) Subject to Section 4.5(c), until Closing (and in the event this Agreement is terminated for any reason other than its completion, also from and after such termination) SmartStop covenants and agrees that SmartStop and its officers, employees, agents, advisors, managers, counsel, accountants, consultants and other representatives (collectively, “SmartStop’s Representatives”) and those for whom it is at law responsible shall keep this Agreement and all reports, documentation, analyses, compilations, information, data, plans, tests, studies, surveys and all other material obtained by SmartStop from Smart or the Smart Nominees in connection with the Contributed Property, including, without limitation, the Due Diligence Deliveries or the subsequent deliveries, such information arising pursuant to the Due Diligence and/or anything Disclosed to SmartStop (collectively, the “Smart Information”), in strict confidence and shall not disclose any aspect thereof to any third party other than to those Persons who are directly involved with the Transaction, or have a need to know such Smart Information in order to perform necessary work in connection with the Transaction (collectively, “SmartStop’s Agents”); provided, however, that SmartStop shall advise such Persons of the aforementioned confidentiality restrictions and shall direct and cause such Persons to treat such Smart Information confidentially. In that regard, SmartStop acknowledges, covenants and agrees that all Smart Information will be kept confidential, except as otherwise permitted pursuant to this Section 4.5, and will not be: (i) used in any way detrimental to Smart or the Smart Nominees; (ii) disclosed, by SmartStop or by any of SmartStop’s Agents, in any manner whatsoever, in whole or in part except as otherwise permitted pursuant to this Section 4.5 or among each other; or (iii) used by SmartStop, or any of SmartStop’s Agents, other than in connection with the Transaction for the purpose of consummating the Transaction or the financing of the Contributed Property; provided that SmartStop shall be entitled to use the Smart Information in connection with any legal proceedings arising due to the default of Smart under this Agreement or any cause of action arising in respect of this Agreement. For greater certainty, Smart Information shall not include: (A) public information or information in the public domain at the time of receipt by SmartStop or SmartStop’s Agents; (B) information which becomes public through no fault, act or omission of SmartStop or SmartStop’s Agents; (C) information disclosed with the consent of Smart (which consent may be withheld by Smart in its Sole Discretion); or (D) information received by SmartStop or SmartStop’s Agents in good faith from a Person (other than Smart, the Smart Nominees or any of their respective consultants, agents, advisors or solicitors) lawfully in possession of the information and not, to the knowledge of SmartStop, after due inquiry, in breach of any confidentiality obligations; or (E) information, the disclosure of which is required by Applicable Law.

(b) In the event that the Transaction is terminated or is not successfully completed for any reason whatsoever, SmartStop shall, within forty eight (48) hours of termination, return to Smart or, if so requested by Smart, destroy all original copies of the Smart Information and all reproductions thereof and erase all Smart Information in electronic form without retaining copies thereof. Notwithstanding the foregoing, SmartStop and SmartStop’s Agents shall continue to retain in strict confidence the Smart Information and the contents thereof. SmartStop’s covenants and obligations in this Section 4.5 shall survive the termination of this Agreement or if the Transaction does not close for any reason. SmartStop shall additionally confirm in writing to Smart compliance by SmartStop and SmartStop’s Representatives with this Section 4.5 and acknowledge the survival of the covenants in this Section 4.5 beyond the termination of this Agreement.

(c) Neither Smart nor SmartStop shall issue a press release or other public announcement or release information with respect to this Agreement prior to Closing unless the same (including, for greater certainty, the contents of any such press release) has been approved by each of Smart and SmartStop, each acting reasonably, or such disclosure is in the good faith opinion of SmartStop or Smart, as the case may be, required in order to comply with any Applicable Laws and/or to satisfy the obligations of Smart under the Permitted Encumbrances, and then only after prior consultation with the other Party.

(d) This Section 4.5 shall terminate on Closing (unless this Agreement is terminated for any reason other than its completion).

4.6 Confidentiality – Smart

(a) Subject to Section 4.5(c), until Closing (and in the event this Agreement is terminated for any reason other than its completion, also from and after such termination) Smart covenants and agrees that Smart and its officers, employees, agents, advisors, managers, counsel, accountants, consultants and other representatives (collectively, “Smart’s Representatives”) and those for whom they are at law responsible shall keep this Agreement and all reports, documentation, analyses, compilations, information, data, plans, tests, studies, surveys and all other material obtained by Smart from SmartStop in connection with the Transaction (collectively, the “SmartStop Information”), in strict confidence and shall not disclose any aspect thereof to any third party other than to those Persons who are directly involved with the Transaction, or have a need to know such SmartStop Information in order to perform necessary work in connection with the Transaction (collectively, “Smart’s Agents”); provided, however, that Smart shall advise such Persons of the aforementioned confidentiality restrictions and shall direct and cause such Persons to treat such SmartStop Information confidentially. In that regard, Smart acknowledges, covenants and agrees that all SmartStop Information will be kept confidential, except as otherwise permitted pursuant to this Section 4.6, and will not be: (i) used in any way detrimental to SmartStop; (ii) disclosed, by Smart or by any of Smart’s Agents, in any manner whatsoever, in whole or in part except as otherwise permitted pursuant to this Section 4.6 or among each other; or (iii) used by Smart or any of Smart’s Agents, other than in connection with the Transaction for the purpose of consummating the Transaction; provided that Smart shall be entitled to use the SmartStop Information in connection with any legal proceedings arising due to the default of SmartStop under this Agreement or any cause of action arising in respect of this Agreement. For greater certainty, SmartStop Information shall not include: (A) public information or information in the public domain at the time of receipt by Smart and/or Smart’s Agents; (B) information which becomes public through no fault, act or omission of Smart and/or Smart’s Agents; (C) information disclosed with the consent of Smart (which consent may be withheld by Smart in its Sole Discretion); (D) information received by Smart and/or Smart’s Agents in good faith from a Person (other than SmartStop or any of its consultants, agents, advisors or solicitors) lawfully in possession of the information and not, to the knowledge of Smart, after due inquiry, in breach of any confidentiality obligations; or (E) information, the disclosure of which is required by Applicable Laws.

(b) Unless otherwise expressly provided in this Agreement, Smart acknowledges and agrees that any SmartStop Information supplied to Smart and/or Smart’s Representatives by SmartStop and/or any of its Affiliates or its agents or representatives that was prepared by an Independent Third Party, and identified as such, is and was without any representation or warranty of any kind; without limiting the foregoing, SmartStop nor any of its Affiliates represents or warrants the accuracy and/or inaccuracy and/or the completeness or incompleteness thereof. Smart acknowledges that it is solely responsible for the verification of any such SmartStop Information.

(c) In the event that the Transaction is terminated or is not successfully completed for any reason whatsoever, Smart shall, within forty eight (48) hours of termination, return to SmartStop or, if so requested by SmartStop, destroy all original copies of the SmartStop Information and all reproductions thereof and erase all SmartStop Information in electronic form without retaining copies thereof. Notwithstanding the foregoing, Smart and Smart’s Agents shall continue to retain in strict confidence the SmartStop Information and the contents thereof. Smart’s covenants and obligations in this Section 4.6 shall survive the termination of this Agreement or if the Transaction does not close for any reason. Smart shall additionally confirm in writing to SmartStop compliance by Smart and Smart’s Representatives with this Section 4.6 and acknowledge the survival of the covenants in this Section 4.6 beyond the termination of this Agreement.

(d) This Section 4.6 shall terminate on Closing (unless this Agreement is terminated for any reason other than its completion).

4.7 Subsequent Deliveries

Any documentation or other information provided to SmartStop pursuant to Section 4.1 may be amended or supplemented by Smart as necessary from time to time until the Cut-Off Time. In addition, if Smart becomes aware of a failure to provide any document or other information that Smart is required to provide in accordance with Section 4.1 at any time prior to the Due Diligence Date, Smart may advise SmartStop in writing of such failure and deliver such information to SmartStop at any time prior to the Cut-Off Time. Without derogating from the first sentence of Section 4.3(c), if SmartStop delivers the Satisfaction Notice pursuant to Section 4.3 prior to the Due Diligence Date, SmartStop shall be deemed to have accepted for all purposes all matters which have been Disclosed to SmartStop before the Cut-Off Time; provided that, if, within fifteen (15) days prior to the expiry of the Cut-Off Time, SmartStop receives any such amendment or supplement to the Due Diligence Deliveries, or any other documents or information which Smart has failed to deliver in accordance with Section 4.1 (collectively, “Additional Information”), and SmartStop determines, acting reasonably, that due to the materiality and/or volume of such Additional Information it requires additional time to complete its Due Diligence in respect of such Additional Information, then provided that SmartStop delivers the Satisfaction Notice pursuant to Section 4.3 on or prior to the originally scheduled Due Diligence Date, SmartStop shall have a further right of due diligence (“Additional Due Diligence”) in respect of such Additional Information only by providing Smart with written notice (the “Extension Notice”) of its intention to extend the Due Diligence Date by a reasonable period of time up to an additional twenty (20) days (the “Extended Due Diligence Date”), and upon delivery of such Extension Notice, the Due Diligence Date with respect to such Additional Information only shall be extended accordingly. If SmartStop delivers the Extension Notice in accordance with this Section 4.7: (i) SmartStop shall be entitled, on or before the Extended Due Diligence Date, in its Sole Discretion, to determine whether it is satisfied with the contents of the Additional Information and the results of its Additional Due Diligence; (ii) SmartStop shall be deemed not to be satisfied with the results of such Additional Due Diligence unless it delivers to Smart on or before the Extended Due Diligence Date a written notice (the “Additional Satisfaction Notice”) stating that it is satisfied in its Sole Discretion with the results of the aforesaid matters; and (iii) if SmartStop fails to give Smart the Additional Satisfaction Notice by such time, then this Agreement shall terminate automatically at such time and, upon such termination, SmartStop and Smart shall be released from all obligations under this Agreement (except for those obligations which are expressly stated to survive the termination of this Agreement) and the Deposit then being held and all interest accrued thereon shall be dealt with in accordance with Section 5.2. If: (i) any representation or warranty of Smart in this Agreement (other than the Fundamental Representations) is incorrect or inaccurate but SmartStop has received written notice from Smart or its representatives before the Cut-Off Time; and/or (ii) before the Cut-Off Time, SmartStop otherwise becomes aware of the matter which causes such representation or warranty to be incorrect or inaccurate, then, in each case, such representation and warranty shall be deemed to have been qualified by reference to such matter.

4.8 Settlement of Documents

(a) Smart and SmartStop shall proceed diligently and in good faith to attempt to settle on or before the Due Diligence Date:

(i)	the final form of the Development Plan;

(ii)	the final form of the Development Budget;

(iii)	the REOA; and

(iv)	the ROFO Agreement.

(b) Smart and SmartStop shall proceed diligently and in good faith to attempt to settle on or before the Closing Date or such earlier date as may be expressly set out herein, the contents of all Closing Documents; provided that in the case of any Closing Documents to be executed and delivered in the form set out in a Schedule to this Agreement or a Schedule to the JV Framework Agreement, such form shall not be subject to further negotiations and Smart and SmartStop shall provide all details and/or information necessary to complete such documents, subject to the other’s approval of the accuracy of such details and information, such approval not to be unreasonably withheld.

(c) The initial drafts of all Closing Documents shall be prepared by Smart’s Solicitors. The initial drafts of the Development Plan and the Development Budget shall be prepared by SmartStop in accordance with Section 4.13.

4.9 Trade-Marks

(a) No trade-marks, trade-names, logos, commercial symbols, business names or other intellectual property rights are conveyed or intended to be conveyed to the Limited Partnership as part of the Contributed Property. Without limiting the generality of the foregoing all right, title and interest of Smart, the Smart Nominees and/or their Affiliates in and to all of its existing trade-marks, trade-names, logos, commercial symbols, business names or other intellectual property rights identifying the SmartCentres penguins, “SmartCentres”, “Penguin”, “Smart Real Estate Investment Trust”, containing the letters and/or words “SmartCentres”, “Penguin” and/or “Smart Real Estate Investment Trust” or depicting the SmartCentres logo, including, without limitation, the Smart Property Identifiers, (collectively, the “Excluded Smart Intellectual Property”) are hereby specifically reserved and excluded from the Contributed Property and, the Limited Partnership has no and will not have any interest therein.

(b) This Section 4.9 shall survive the Closing.

4.10 Zoning Condition

(a) Smart shall use commercially reasonable efforts to satisfy the Zoning Condition on or before the Zoning Condition Date. SmartStop shall provide input as required throughout the process. Smart shall keep SmartStop reasonably informed of its efforts to satisfy the Zoning Condition, and shall provide SmartStop with drafts of all material correspondence and documentation in connection therewith.

(b) Smart shall be responsible for all costs and expenses incurred by it in connection with causing the Zoning Condition to be satisfied; provided that any such costs that constitute Pre-Closing Costs shall be subject to the provisions of Section 4.14.

(c) The Zoning Condition Date shall be extended as follows:

(i)	Smart may, on written notice to SmartStop, extend the Zoning Condition Date for one period of six (6) months; and

(ii)

if any aspect of the re-zoning of the Lands sought in connection with the Zoning Condition is appealed or referred to the Local Planning Appeal Tribunal, the Zoning Condition Date shall without further notice automatically be extended to the date that is five (5) days after such date that that the appeal to the Local Planning Appeal Tribunal has been finally determined or withdrawn without any further right of appeal (and/or all applicable appeal period have lapsed), provided that notwithstanding the foregoing or any other term or condition of this Agreement, the Zoning Condition Date shall not be extended for more than thirty (30) months from the Execution Date, unless the Parties mutually agree to further extend the Zoning Condition Date in writing.

(d) Notwithstanding anything contained in this Agreement, if at any time prior to the satisfaction of the Zoning Condition, Smart determines, acting reasonably and in good faith, that satisfaction of the Zoning Condition is not readily achievable, Smart shall have the right to cease its efforts to obtain the Zoning Condition and terminate any application made in respect thereof, which right shall be exercised by delivery of written notice thereof by Smart to SmartStop. Upon delivery of such written notice, this Agreement shall thereupon automatically be null and void and of no further force and effect whatsoever, the Deposit (together with all interest accrued thereon) shall be returned to SmartStop and each Party shall be released from all of its liabilities and obligations under this Agreement, save and except for those provisions in this Agreement that are expressly stated therein insofar as to termination.

4.11 Severance Condition

(a) Smart shall use commercially reasonable efforts to obtain, on or before the date that is twelve (12) months following the Execution Date (the “Severance Condition Date”), the consent of the Committee of Adjustment for the City of Hamilton to (i) the severance of the Retained Lands from the Lands and, if required, (ii) the easements being granted pursuant to the REOA, in each case, in compliance with the subdivision control provisions of the Planning Act (Ontario), which consents shall be on terms and containing conditions approved by Smart and SmartStop, each acting reasonably (each a “Condition of Severance” and in the aggregate “Conditions of Severance”). Smart shall prepare the reference plans required in order to effect the severances described above, which reference plans shall be subject to SmartStop’s written approval, acting reasonably. Smart shall keep SmartStop reasonably informed of its efforts to satisfy the Severance Condition, and shall provide SmartStop with drafts of all material correspondence and documentation in connection therewith.

(b) Notwithstanding Section 4.11(a), Smart may, on written notice to SmartStop, extend the Severance Condition Date for two (2) periods of six (6) months.

(c) In the event that Smart has made application to the Committee of Adjustment for the City of Hamilton for consent to the severances and REOA described above, but one or more necessary decisions have not been made by the Committee of Adjustment, or one or more such decisions are under appeal, or the conditions of approval continue to be negotiated or one of more Conditions of Severance have not been satisfied on or before the Severance Condition Date, then Smart or SmartStop may by written notice to the other extend the Severance Condition Date by a period not exceeding in the aggregate sixty (60) days (the “Extended Severance Condition Date”) in order to permit such Condition(s) of Severance to be satisfied; provided that Smart shall only be entitled to exercise such right to extend the applicable Severance Condition Date if it has complied with its obligations pursuant to this Section 4.11.

(d) If, at any time prior to the Severance Condition Date or the Extended Severance Condition Date, as applicable:

(i)

conditions have been imposed with respect to the consent of the Committee of Adjustment required for satisfying the Severance Condition (the “Severance Consent”) and Smart has determined, in its Sole Discretion, that such conditions are onerous and/or unreasonable, and, as a result, the costs required to satisfy such onerous and/or unreasonable conditions are unreasonable; or

(ii)

if the Severance Consent has been appealed and Smart has determined, acting in its Sole Discretion, that: (A) it is unlikely that such appeal will be successfully overturned; and/or (B) the costs required to successfully pursue the over turning of such appeal are unreasonable, then Smart shall have the right to terminate this Agreement by delivering notice of the same to SmartStop. If Smart delivers such notice this Agreement shall terminate and the Parties shall be released from all obligations under this Agreement (except for those obligations which are expressly stated to survive the termination of this Agreement) and the Deposit then being held and all interest accrued thereon shall be dealt with in accordance with Section 5.2.

(e) Smart shall be responsible for all cost and expenses incurred by it in connection with the severance and consent(s) in respect thereof described in Section 4.11(a). The provisions of this Section 4.11(e) shall survive the Closing or any termination of this Agreement regardless of the cause of such termination.

4.12 Walmart Consent

Smart, at its sole cost and expense, shall use commercially reasonable efforts to obtain, on or before the Walmart Condition Date, the consent of Walmart to discharge the notice of the Walmart Lease from title to the Lands (the “Walmart Consent”). It is acknowledged that in connection with the foregoing, as a condition of granting the Walmart Consent, Walmart may require that a restrictive covenant (the “Walmart Restrictive Covenant”) be included in the REOA. If Walmart requires such Walmart Restrictive Covenant, then such Walmart Restrictive Covenant shall be included in the REOA provided that such Walmart Restrictive Covenant is substantially in the form attached hereto as Schedule K. If Smart has failed to obtain the Walmart Consent by the Walmart Condition Date, Smart may, in its Sole Discretion, by written notice to SmartStop, extend the Walmart Condition Date by a period not exceeding in the aggregate ninety (90) days in order to permit such condition to be satisfied (the “Extended Walmart Condition Date”). If Smart has failed to obtain the Walmart Consent by the Walmart Condition Date or the Extended Walmart Condition Date, as applicable, then this Agreement shall terminate automatically at such time and, upon such termination, the Parties shall be released from all obligations under this Agreement (except for those obligations which are expressly stated to survive the termination of this Agreement) and the Deposit then being held and all interest accrued thereon shall be dealt with in accordance with Section 5.2.

4.13 Development Plan and Development Budget

(a) The Parties agree that, if Closing occurs, the Project will be developed in accordance with:

(i) a preliminary development plan for the development, construction, fit-up, marketing and leasing of the Project (such development plan, as revised or supplemented from time to time and approved in accordance with Section 4.13(b) or the Development and Construction Management Agreement, as applicable, the “Development Plan”), which Development Plan will consist of:

(A)	pro formas for the Project;

(B)	a site plan for the Project;

(C)	building plans for the Project;

(D)	a development schedule for the Project; and

(E)	a marketing and leasing plan; and

(ii) a budget for the development, construction, fit-up, marketing and initial lease-up of the Project (such budget, as revised or supplemented from time to time and approved in accordance with Section 4.13(b) or the Development and Construction Management Agreement, as applicable, the “Development Budget”), which Development Budget will set forth, in reasonable detail, the estimated development costs of the Project.

(b) In consultation with Smart, SmartStop shall prepare the proposed Development Plan and the proposed Development Budget (including any revisions or supplements thereto) and shall deliver copies thereof to Smart on or prior to the Due Diligence Date. Such proposed Development Plan and proposed Development Budget shall be subject to approval in accordance with Section 4.8 by each of Smart and SmartStop, each acting in their Sole Discretion. If such proposed Development Plan and proposed Development Budget are approved in accordance with Section 4.8, SmartStop shall continuously thereafter review the Development Plan and Development Budget and, acting reasonably and in consultation with Smart, shall propose to Smart any required amendments or supplements thereto; provided that SmartStop shall not make any amendments or supplements thereto that are material in nature without first obtaining the approval of Smart thereto, which approval may not be unreasonably withheld.

4.14 Pre-Closing Costs

(a) Smart and SmartStop acknowledge that certain third party out-of-pocket costs may be incurred by the Partners prior to Closing in accordance with the Development Budget (the “Pre-Closing Costs”), and that the following shall apply to such Pre-Closing Costs on Closing:

(i)

all Pre-Closing Costs incurred or reimbursed by SmartStop shall constitute a capital contribution of SmartStop to the Limited Partnership (the “SmartStop Pre-Closing Cost Contribution”) and shall result in the Capital Account of SmartStop being credited on Closing with an amount equal to the amount of the SmartStop Pre-Closing Cost Contribution;

(ii)

all Pre-Closing Costs incurred or reimbursed by Smart shall constitute a capital contribution of Smart to the Limited Partnership (the “Smart Pre-Closing Cost Contribution”) and shall result in the Capital Account of Smart being credited on Closing with an amount equal to the amount of the Smart Pre-Closing Cost Contribution; and

(iii)

each of Smart and SmartStop shall on Closing make such capital contributions to the Limited Partnership as are necessary so that each of Smart and SmartStop on Closing has contributed its Proportionate Interest of the total capital contributions of Smart and SmartStop (which amount shall be equal to the total Pre-Closing Costs incurred or reimbursed by the Smart LP and SmartStop plus any contributions necessary pursuant to this Section 4.14(a)(iii)), which contributions shall result in the Capital Account of each such Party being credited on Closing with an amount equal to such contributions.

(b) Smart and SmartStop agree that any distributions that may be made by the Limited Partnership as a result of the capital contributions made by Smart and/or SmartStop in accordance with this Section 4.14 shall be made on a pro rata basis in accordance with the Limited Partnership Agreement and shall constitute a return of capital.

(c) There shall be no credits to the Capital Account for Smart or SmartStop, and neither Smart nor SmartStop shall be responsible to reimburse the other, for any Pre-Closing Costs incurred prior to Closing that have not been provided for in the Development Budget or otherwise approved by each of the Smart GP and the SmartStop GP, acting in its sole and absolute discretion. Any costs and expenses of the nature of Pre-Closing Costs that are incurred following Closing shall be dealt with pursuant to the Limited Partnership Agreement.

4.15 REOA

On Closing, Smart, as the owner of the Retained Lands, and the Limited Partnership, as the owner of the Lands, shall enter into a reciprocal easement and operating agreement (“REOA”) which shall on Closing be registered on title to the Lands and the Retained Lands. The REOA shall be settled pursuant to Section 4.8(a)(iii) and shall contain, inter alia, the following provisions: (i) Smart, as the owner of the Retained Lands, shall grant a right in the nature of a perpetual easement in favour of the Limited Partnership on, over, along, across, under and through that part of the Retained Lands identified in yellow on the site plan attached as Schedule B for the purpose of the ingress and egress of pedestrian and motor vehicles to and from the Lands (the “Access Easement”); (ii) the Lands shall always have frontage to a public roadway in order to satisfy the applicable frontage requirements, if any, under Applicable Laws (such portion of the Lands being referred to as the “Frontage Lands”); (iii) the location of the Frontage Lands may from time to time, on prior written notice and without compensation to the Limited Partnership, be reconfigured by Smart, as the owner of the Retained Lands, provided that the Lands always satisfy the applicable frontage requirements, if any, under Applicable Laws; and (v) the Limited Partnership shall agree, as owner of the Lands, not to object directly, or indirectly, to any redevelopment and/or rezoning of the Retained Lands from and after Closing, provided that no part of the Retained Lands shall be used as a Self-Storage Facility.

4.16 Encumbrances

If on the Closing Date: (a) there exists an Encumbrance (including, without limitation, a certificate of pending litigation or a notice of application for an injunction) the effect of which is to enjoin, restrict or prohibit Closing or the development of the Project following Closing: (i) that is not a Permitted Encumbrance; (ii) that was not registered by Smart; and (iii) in respect of which Smart has used commercially reasonable efforts to cause its discharge (if and to the extent it is possible to do so) but Smart been unable to cause such discharge prior to the Closing Date, or (b) the Parties becomes aware of circumstances that may give rise to such Encumbrance, then Smart, on written notice to SmartStop shall have the right, at its sole option, to extend the then currently scheduled Closing Date by a period or periods not exceeding in the aggregate six (6) months following the then currently scheduled Closing Date in order to cause such Encumbrance to be discharged or such circumstances to be resolved (the “Extended Closing Date”). If at any time a Party becomes aware that such an Encumbrance or circumstances exist, it shall forthwith thereafter provide the other Party with notice thereof (and reasonable details thereof, to the extent such Party has knowledge of such details). If the Closing Date is so extended pursuant to this Section 4.16, all references to the Closing Date in this Agreement shall be deemed to be references to the Extended Closing Date. In the event that Smart elects: (a) to extend the scheduled Closing Date and is unable: (i) to obtain a discharge of such Encumbrance, or (ii) resolve such circumstances, to the satisfaction of SmartStop, in its Sole Discretion, in each case, prior to the expiry thereof, or (b) not to extend the scheduled Closing Date pursuant to this Section 4.16, then, in each such case, this Agreement shall terminate and the Parties shall be released from all obligations under this Agreement (except for those obligations which are expressly stated to survive the termination of this Agreement) and the Deposit then being held and all interest accrued thereon shall be dealt with in accordance with Section 5.2.

4.17 Decision Making in Respect of the Retained Lands

SmartStop acknowledges that Smart, in its capacity as the owner of the Retained Lands, may act in its sole and absolute discretion in connection with any resolution, matter, decision or action relating to the Retained Lands, other than as expressly provided otherwise pursuant to this Agreement. In connection with the foregoing, the Parties agree that the Form of Limited Partnership Agreement shall be amended to clarify that notwithstanding Sections 7.7(a) and 7.23 of the Form of Limited Partnership Agreement: (i) Smart and the Smart GP, each in its capacity as a Partner, shall be required to act reasonably but not in the best interests of the Project and the Partnership for any resolution, matter, decision or action relating to the Retained Lands only; and (ii) the Smart GP shall not be required to ensure that each of its Representatives (as defined in the Form of Limited Partnership Agreement) shall exercise such individual’s authority as a member of the General Partners Committee (as defined in the Form of Limited Partnership Agreement), and make decisions in such capacity, in the best interests of the Project and the Partnership for any resolution, matter, decision or action relating to the Retained Lands only.

4.18 ROFO Agreement

On Closing, Smart and SmartStop shall enter into a right of first offer agreement (“ROFO Agreement”) in favour of Smart. The ROFO Agreement shall be applicable from and after the date that (i) SmartStop GP and SmartStop (the “SmartStop Partners”) acquire 100% of the Units in the Limited Partnership or (ii) Smart sells all of its Units or interest in the Lands to a Third Party (a “Third Party Partner”) subject to the terms of the Limited Partnership Agreement. Following such time, if the SmartStop Partners and/or the Third Party Partner, if and as applicable, (such SmartStop Partners and/or Third Party Partner, as applicable, being the “Selling Partners”) wish to sell, transfer or otherwise convey their Units or interest the Lands (the “Subject Interest”) to a Person with whom it deals at arm’s length within the meaning of the ITA, the Selling Partners shall, subject to the provisions of this Section 4.18, give a notice (the “Sale Notice”) to Smart that shall contain an offer to sell (the “Sale Offer”) the Subject Interest to Smart on the terms set out in the Sale Notice, which shall include a purchase price for the Subject Interest. If Smart elects not to accept the Sale Offer or has not responded to the Selling Partners within a period of forty five (45) days following receipt of the Sale Notice (the “ROFO Offer Period”), then the Selling Partners shall thereafter and during the period of one hundred and twenty (120) days following the expiry of the ROFO Offer Period (the “Transaction Period”) be entitled, to sell, transfer or convey the Subject Interest to a Person with whom it deals at arm’s length within the meaning of the ITA

(a “Qualifying Third Party Sale”), if (but only if) such Qualifying Third Party Sale is completed prior to the expiry of the Transaction Period for a purchase price equal to or greater than one hundred percent (100%) of the purchase price set out in the Sale Offer and otherwise on terms substantially similar to the Sale Notice. Each of the Parties confirms, acknowledges and agrees that the ROFO Agreement shall: (i) not be applicable to a sale of the Subject Interest by SmartStop as part of a transaction whereby SmartStop and/or its Affiliates sell 50% or more of the JV Properties to a Third Party that is not a Restricted Entity; (ii) not be applicable to a sale of the Subject Interest by SmartStop as part of an initial public offering whereby SmartStop is listed on a national securities exchange in the United States and/or Canada; (iii) not be applicable to a sale of the Subject Interest by SmartStop as part of transaction whereby the Subject Interest is rolled into a special purpose acquisition company that is publically listed on a national securities exchange in the United States and/or Canada; (iv) not be applicable to a sale of the Subject Interest by SmartStop (or its Affiliate, if applicable) to an Affiliate of SmartStop, and (v) terminate if SmartStop sells the Subject Interest to a Third Party in accordance with the provisions of the ROFO Agreement. For greater certainty, Smart confirms, acknowledges and agrees that the provisions of this Section 4.18 shall not be applicable in respect of a change in Control of SmartStop. The ROFO Agreement shall be settled pursuant to Section 4.8(a)(iv) and shall be based on the right of first offer provisions contained in Section 10.1 of the Form of Limited Partnership Agreement, as amended by this Section 4.18.

4.19 Signage

(a) At the request of the Limited Partnership, on Closing Smart shall, subject to availability, provide the Limited Partnership with dedicated signage space on one double sided panel on the existing pylon sign located on the Retained Lands, at a cost of Four Hundred Dollars ($400.00) per month (plus applicable harmonized sales tax) (the “Monthly Signage Amount”), payable monthly on the first day of each and every applicable month, solely on a year to year basis, to be renewable in the sole and absolute discretion of Smart. The Monthly Signage Amount shall be adjusted annually by the percentage change in CPI from January 1 of the calendar year in respect of which the adjustment is made to January 1 of the immediately preceding calendar year. Smart shall produce and supply the double sided panel to be installed on such pylon sign at the sole cost and expense of the Limited Partnership, with all other costs and expenses relating to such pylon sign being for the sole account and expense of Smart. In connection with the foregoing, if the Limited Partnership requests such dedicated signage space and such dedicated signage space is available, on Closing the Limited Partnership shall execute Smart’s standard form pylon sign agreement which shall incorporate the terms of this Section 4.19(a).

(b) At the request of the Limited Partnership, Smart shall negotiated on behalf of the Limited Partnership with Curbex to obtain digital advertising on the existing digital pylon sign located on the Retained Lands, with the terms and the payment thereunder being subject to the approval of the Limited Partnership.

ARTICLE 5

SMARTSTOP’S INITIAL FUNDING OBLIGATION

5.1 Initial Funding Obligation

(a) On Closing, SmartStop shall subscribe for, and the Limited Partnership shall issue to SmartStop, four hundred and ninety nine (499) LP Units. As consideration for the issuance of such LP Units, SmartStop shall pay (the “Initial Funding Obligation”) to the Limited Partnership, as a capital contribution, a subscription price in an amount equal to the Property Contribution Amount (the “Initial Funding Obligation Amount”).

(b) The Initial Funding Obligation shall be satisfied by the payment to the Limited Partnership (or as it may otherwise direct) of an amount equal to the Initial Funding Obligation Amount, less the sum of the Deposit (the “Initial Funding Balance”). The Initial Funding Balance shall be paid on Closing by SmartStop to Smart’s Solicitors, in trust, by wire transfer from one of the five largest (by asset size) Schedule I Canadian chartered banks into the bank account of Smart’s Solicitors designated by Smart, which shall be at one of the five (5) largest (by asset size) Schedule I Canadian chartered banks, with receipt of such funds confirmed by such bank to Smart’s Solicitors and to be held in accordance with the Document Registration Agreement.

(c) Concurrently with Closing, the Limited Partnership shall loan Seven Hundred and Fifty Thousand Dollars ($750,000.00) to each of Smart and SmartStop (collectively, the “Loans”) on an interest-free basis with repayment terms based on the distributions that are to be paid pursuant to the Limited Partnership Agreement. The Loans shall be funded by the total amount contributed by SmartStop pursuant to Section 5.1(a).

(d) The Parties agree that upon issuance to Smart of the LP Units referred to in Section 3.2 and the issuance to SmartStop of the LP Units referred to in Section 5.1(a), each of Smart and SmartStop will have, or will have acquired, an undivided fifty percent (50% ) right, title and interest in and to the Contributed Property by virtue of holding such LP Units.

5.2 Deposit

(a) Not later than 5:00 p.m. on the second Business Day after the Execution Date SmartStop shall pay the amount of Seventy Five Thousand Dollars ($75,000.00) (the “First Deposit”) by wire transfer to Smart’s Solicitors, in trust.

(b) In addition to the First Deposit, if (and only if) the Agreement has not terminated prior to such time, then not later than 5:00 p.m. on the second Business Day after the Due Diligence Date SmartStop shall pay the amount of Seventy Five Thousand Dollars ($75,000.00) (the “Second Deposit”) by wire transfer to Smart’s Solicitors, in trust.

(c) If SmartStop fails to pay the First Deposit and/or the Second Deposit to Smart’s Solicitors, in trust, by the time required hereunder, SmartStop shall be in default hereunder and the Smart may terminate this Agreement upon two (2) Business Days written notice given to SmartStop at any time thereafter (unless SmartStop has cured such default within such two Business Day period).

(d) If the Transaction is not completed in accordance with this Agreement for any reason other than the default of SmartStop, the Deposit then being held (together with all interest earned thereon), shall be returned to SmartStop forthwith after termination of this Agreement, subject to Smart’s right to set off pursuant to Section 4.2(b). If the Transaction is not completed in accordance with this Agreement as a result of a default by SmartStop under this Agreement, the Deposit, together with all interest earned thereon, shall be forfeited and paid to Smart as liquidated damages for all loss or damage that may be suffered by Smart as a result of such default (the Parties agreeing such amount constitutes a genuine pre-estimate of the loss and damage Smart would suffer in such circumstances) and such liquidated damages shall constitute Smart’s sole right and remedy, at law or in equity, with respect to such default of SmartStop.

(e) If the Transaction is completed, the Deposit shall be credited against the Initial Funding Obligation Amount and shall be paid by Smart’s Solicitors to the Limited Partnership on Closing, and the interest accrued on the Deposit shall be returned to SmartStop on Closing.

(f) The Deposit will be held by Smart’s Solicitors in trust and will be invested by Smart’s Solicitors in an interest bearing trust account or term deposit or other similar certificate of deposit with a Canadian Schedule I chartered bank pending Closing of the Transaction or earlier termination of this Agreement. In holding and dealing with the Deposit and any interest earned thereon pursuant to this Agreement, Smart’s Solicitors are not bound in any way by any agreement other than this Agreement (and the acknowledgement agreement confirming the provisions of this Agreement as contemplated below), and Smart’s Solicitors shall not be considered to assume any duty, liability or responsibility other than to hold the Deposit and any interest earned thereon in accordance with the provisions of this Agreement and to pay the Deposit and any interest earned thereon to the Person becoming entitled thereto in accordance with the terms of this Agreement except in the event of a dispute between the Parties as to entitlement to the Deposit. In the case of such dispute, Smart’s Solicitors may, in their discretion, or shall, if requested by either SmartStop or Smart, pay the Deposit and all interest earned thereon, into court, whereupon Smart’s Solicitors shall have no further obligations relating to the Deposit and all interest earned thereon. Smart’s Solicitors will not, under any circumstances, be required to verify or determine the validity of any notice or other document whatsoever delivered to Smart’s Solicitors in connection with the Deposit and Smart’s Solicitors are hereby relieved of any liability or responsibility for any loss or damage which may arise as the result of the acceptance by Smart’s Solicitors of any such notice or other document in good faith, provided that Smart’s Solicitors shall not be relieved of any liability or responsibility for any loss or damage which may arise if Smart’s Solicitors release the Deposit and all interest earned thereon to Smart or SmartStop, as the case may be, after having received prior written notice from the other claiming entitlement to such Deposit and all interest earned thereon or a dispute to such entitlement. Smart’s Solicitors will be entitled to rely upon written instructions received from SmartStop in respect of the investment of the Deposit and all interest earned thereon. The Parties acknowledge to Smart’s Solicitors that Smart’s Solicitors may rely upon the provisions of this Section notwithstanding that Smart’s Solicitors are not a party to this Agreement. SmartStop acknowledges that Smart’s Solicitors are acting as counsel to the Smart Parties and are accepting the role as holder of the Deposit (the “Deposit Holder”) solely as a convenience to the Parties. Smart and SmartStop, equally each as to fifty (50%), severally agree to indemnify, defend and hold the Deposit Holder harmless from and against any and all Claims suffered or incurred by the Deposit Holder as a result of or arising directly or indirectly out of or in connection with the Deposit Holder acting as holder of the Deposit under this Agreement except where such Claims result from the Deposit Holder’s own wilful misconduct, gross negligence or bad faith. SmartStop agrees that Smart’s Solicitors’ role as Deposit Holder, and any actions or proceedings relating thereto, shall not in any way disqualify Smart’s Solicitors from continuing to act for the Smart Parties in respect of the Transaction, this Agreement, or any actions or proceedings relating thereto, or in respect of any other matter, action or proceeding. Prior to or concurrently with the delivery of the Deposit, Smart, SmartStop and the Deposit Holder agree to enter into an acknowledgement agreement confirming the provisions of this Section 5.2(f) in the form attached hereto as Schedule I.

(g) The provisions of this Section 5.2 shall survive the Closing or any termination of this Agreement regardless of the cause of such termination.

5.3 Adjustments

(a) Except as otherwise provided in this Section 5.3, Smart shall be responsible for all expenses and liabilities and be entitled to receive all revenues accrued in respect of the Contributed Property up to and including the Closing Adjustment Date. After the Closing Adjustment Date, the Limited Partnership shall be responsible for all expenses and liabilities accruing in respect of the Contributed Property in respect of the period after the Closing Adjustment Date and shall be entitled to all revenues accruing in respect of the Contributed Property after the Closing Adjustment Date. Except as otherwise provided in this Section 5.3, all adjustments for any income and operating expenses, utilities (if any), taxes (including local improvement charges and assessments and business taxes) pursuant to a statement of adjustments in respect of the Contributed Property (the “Statement of Adjustments”). Smart shall prepare, acting reasonably, the initial draft of the Statement of Adjustments, and shall deliver such initial draft to the Limited Partnership by no later than noon on the fifth (5th) Business Day prior to the Closing Date. The Limited Partnership shall, acting reasonably, approve the Statement of Adjustments no later than noon on the second Business Day prior to the Closing Date (such approval being deemed to have been given if no valid objection to the initial draft Statement of Adjustments is received by Smart from the Limited Partnership by such time). Smart and the Limited Partnership shall each act diligently, expeditiously and reasonably in settling any disputes arising in respect of the initial and any subsequent draft of the Statement of Adjustments.

(b) If the final cost or amount of any item which is to be adjusted cannot be determined at Closing, then (unless otherwise provided in this Section 5.3) an initial adjustment for such item shall be made at Closing, such amount to be estimated by Smart, acting reasonably, as of the Closing Date on the basis of the best evidence available at the Closing as to what the final cost or amount of such item will be. All amounts which have been estimated because they have not been finally determined by Closing shall be finally adjusted in accordance with this Section 5.3(b) (such final adjustments being the “Post-Closing Adjustments”). Notwithstanding any other provision of this Section 5.3, all adjustments and Post-Closing Adjustments to be made pursuant to this Section 5.3 shall be completed on or before the date which is no later than thirty (30) days after the first (1st) anniversary of the Closing Date (the “Final Adjustment Date”) and no Claim for any re-adjustment may be made by either Party thereafter.

(c) Smart and SmartStop hereby acknowledge and agree that in the event that there are any realty or business tax appeals for the period prior to Closing, Smart may, at its option, continue such appeals and Smart shall be entitled to receive any rebate, refund, credit, reassessment, readjustment, payment and/or the like from time to time (each being a “Tax Refund”) resulting therefrom; provided that Smart shall pursue such appeals in a commercially reasonable manner and consult with the Limited Partnership with respect to, and the Limited Partnership acting reasonably shall have the right to approve, any final settlement or disposition of any such appeal. Any Tax Refund for the calendar year in which Closing occurs (after deduction of out-of-pocket expenses in conducting any such appeal or reassessment, including any commissions payable to agents or consultants) shall be readjusted as of the Closing Adjustment Date pursuant to the terms of this Agreement after the conclusion of any assessment appeal notwithstanding such readjustment occurs after the Final Adjustment Date. Each of the Limited Partnership and Smart shall co-operate with the other with respect to all such appeals or reassessments and shall provide the other with access to any necessary documents or materials required to continue any such appeals or reassessments. To the extent the Limited Partnership receives any Tax Refund in respect of the period prior to the Closing Adjustment Date, the Limited Partnership shall hold such Tax Refund in trust for Smart and shall endorse in favour of Smart and deliver to Smart the Tax Refund forthwith upon receipt. Similarly, to the extent Smart receives any Tax Refund for the period following the Closing Adjustment Date, Smart shall hold such Tax Refund in trust for the Limited Partnership and shall endorse in favour of the Limited Partnership and deliver to the Limited Partnership the Tax Refund forthwith upon receipt.

(d) Notwithstanding the Closing, the foregoing provisions of this Section 5.3 and any Closing Documents, it is agreed that Smart shall be entitled after Closing to any amounts payable to Smart or the Smart Nominees, pursuant to, or in respect of, any agreements with Governmental Authorities or any other Person whereby any Person is required to pay, reimburse, credit, refund or otherwise contribute any amount in respect of any improvements, work, services or costs that have been constructed, installed, performed or paid by Smart or the Smart Nominees (in each case, a “Prepaid Cost Refund”). To the extent that the Limited Partnership receives any Prepaid Cost Refund, the Limited Partnership shall receive such Prepaid Cost Refund in trust for Smart and shall deliver the amount of such Prepaid Cost Refund to Smart forthwith upon receipt. This obligation survives the Closing and the Final Adjustment Date, notwithstanding any other provision of this Section 5.3 and the provisions of any Closing Documents.

(e) Each of Smart and the Limited Partnership shall provide the other and their respective auditors, during normal business hours at any time and from time to time for a period of three (3) years after Closing upon reasonable prior notice, access to its books, files and records relating exclusively to the Contributed Property, for the purpose of calculating or verifying the amount of any Adjustments and dealing with any tax appeals.

(f) The provisions of this Section 5.3 shall survive the Closing. Notwithstanding any other provision of this Agreement, in the event of any conflict or inconsistency between the provisions of the Limited Partnership Agreement and any provision of this Section 5.3, the provisions of the Limited Partnership Agreement shall prevail.

5.4 HST

To the extent permitted under subsection 221(2) of the Excise Tax Act (Canada) (the “Act”) and any equivalent or corresponding provision under any applicable provincial or territorial legislation, the Limited Partnership shall self-assess and remit directly to the appropriate Governmental Authority all harmonized sales tax (“HST”) and any similar value added or multi-staged tax imposed by any applicable provincial or territorial legislation payable in connection with the transfer of any of the Contributed Property. The Limited Partnership shall make and file a return(s) in accordance with the requirements of subsection 228(4) of the Act and any equivalent or corresponding provision under any applicable provincial or territorial legislation. The Limited Partnership shall be responsible for the payment of HST owing in connection with the Transaction. The Parties shall cause the Limited Partnership to be registered under the Act with effect on or prior to the Closing Date.

ARTICLE 6

CONDITIONS

6.1 Conditions for Smart

The obligation of Smart to complete the Transaction shall be subject to fulfilment of each of the following conditions on or before the Closing Date or such earlier date or time as may be herein specified:

(a)	on or before 5:00 p.m. on the Due Diligence Date, Smart shall have received all necessary approvals of the Transaction (including the approval of its Board of Trustees, if necessary);

(b)	on or before 5:00 p.m. on the Due Diligence Date, Smart, acting in its Sole Discretion, shall have delivered Smart’s Feasibility Notice;

(c)	on Closing, the representations or warranties of SmartStop set out in Sections 8.2 shall be true and accurate in all material respects as if made on and as of the Closing Date;

(d)	on Closing, Smart shall have received all Closing Documents to be delivered by the SmartStop Parties as set out in Section 7.3 and by the Limited Partnership as set out in Section 7.4;

(e)	on Closing, all of the terms, covenants and conditions of this Agreement to be complied with or performed by SmartStop shall have been complied with and performed in all material respects;

(f)

no action or proceeding, at law or in equity, shall have been commenced by any Person (other than Smart, the Smart Nominees or any of their Affiliates) to enjoin, restrict or prohibit the Closing which has not, by the Closing Date, been dismissed, quashed or permanently stayed without any further right of appeal or right to seek leave to appeal;

(g)

no action or proceeding, at law or in equity, shall have been commenced or threatened by any Person (other than Smart, the Smart Nominees or any of their Affiliates) to enjoin, restrict or prohibit the development of the Project following Closing which has not, by the Closing Date, been dismissed, quashed or permanently stayed without any further right of appeal or right to seek leave to appeal;

(h)	on or before the Zoning Condition Date, the Zoning Condition shall have been satisfied;

(i)	on or before the Severance Condition Date, the Severance Condition shall have been satisfied;

(j)

SmartStop or, if applicable, any of its Affiliates is not in default under any of the Transaction Agreement, the JV Framework Agreement and/or any contribution agreement entered into as of the Closing Date between SmartStop (and/or any of its Affiliates) and SmartCentres (and/or any of its Affiliates); and

(k)	on or before the Due Diligence Date, Smart and SmartStop shall have settled, acting in each of its sole and absolute discretion, the final form of the REOA and the ROFO Agreement.

The conditions set forth in this Section 6.1 are for the sole benefit of Smart and each such condition may be waived in whole or in part by Smart (or by Smart’s Solicitors on behalf of Smart) in the Sole Discretion of Smart by notice to SmartStop (or to SmartStop’s Solicitors on behalf of SmartStop) on or before the applicable dates referred to above.

6.2 Conditions for SmartStop

The obligation of SmartStop to complete the Transaction shall be subject to fulfilment of each of the following conditions on or before the Closing Date or such earlier date or time as may be herein specified:

(a)	on or before 5:00 p.m. on the Due Diligence Date, SmartStop acting in its Sole Discretion, shall have delivered the Satisfaction Notice;

(b)	on or before 5:00 p.m. on the Due Diligence Date, SmartStop acting in its Sole Discretion, shall have delivered SmartStop’s Feasibility Notice;

(c)

on Closing, the representations and warranties of Smart set out in Section 8.1 as supplemented or amended by information Disclosed to SmartStop no later than the Cut-Off Time, shall be true and accurate in all material respects;

(d)	on Closing, SmartStop shall have received all Closing Documents to be delivered by the Smart Parties as set out in Section 7.2 and by the Limited Partnership as set out in Section 7.4;

(e)	at Closing, Smart and the Smart Nominees shall transfer to the Limited Partnership the Contributed Property, free and clear of all Encumbrances except for Permitted Encumbrances;

(f)	on Closing, all of the terms, covenants and conditions of this Agreement to be complied with or performed by Smart shall have been complied with and performed in all material respects;

(g)

no action or proceeding, at law or in equity, shall have been commenced by any Person (other than SmartStop or any of its Affiliates) to enjoin, restrict or prohibit the Closing which has not, by the Closing Date, been dismissed, quashed or permanently stayed without any further right of appeal or right to seek leave to appeal;

(h)

no action or proceeding, at law or in equity, shall have been commenced or threatened by any Person (other than SmartStop or any of its Affiliates) to enjoin, restrict or prohibit the development of the Project following Closing which has not, by the Closing Date, been dismissed, quashed or permanently stayed without any further right of appeal or right to seek leave to appeal;

(i)	on or before the Zoning Condition Date, the Zoning Condition shall have been satisfied;

(j)	on or before the Severance Condition Date, the Severance Condition shall have been satisfied;

(k)

SmartCentres or, if applicable, any of its Affiliates is not in default under any of the Transaction Agreement or the JV Framework Agreement and/or any contribution agreement entered into as of the Closing Date between SmartCentres (and/or any of its Affiliates) and SmartStop (and/or any of its Affiliates); and

(l)	on or before the Due Diligence Date, Smart and SmartStop shall have settled, acting in each of its sole and absolute discretion, the final form of the REOA and the ROFO Agreement.

The conditions set forth in this Section 6.2 are for the sole benefit of SmartStop, and may be waived in whole or in part by SmartStop (or by SmartStop’s Solicitors on behalf of SmartStop) in SmartStop’s Sole Discretion by notice to Smart (or on behalf of Smart’s Solicitors on behalf of Smart) on or before the applicable dates referred to above.

6.3 Non-Satisfaction of Conditions

(a) No waiver of the whole or any part of any condition shall operate as a waiver of any condition or part of a condition not expressly waived.

(b) If any of Smart’s conditions set out in Section 6.1 or SmartStop’s conditions set out in Section 6.2 respectively have not been satisfied on or before Closing (or such earlier date as may be specified), then upon notice of termination given by the Party having the benefit of the unsatisfied condition to the other Party, this Agreement shall terminate without any further action by either Party and, subject to Section 6.3(c), the Deposit together with all interest earned thereon shall be immediately refunded without deduction or set off to SmartStop and the Parties shall be released from all of their liabilities and obligations under this Agreement (other than those which are expressly stated to survive termination of this Agreement).

(c) Notwithstanding any provision in this Agreement to the contrary:

(i)

if the condition was not satisfied solely because of a default under any provision of this Agreement by SmartStop, the Deposit, together with all interest earned thereon, shall be forfeited and paid to Smart in accordance with Section 5.2(d) in full and final satisfaction of any claim, right, remedy or recourse Smart may have against SmartStop by reason of such default; and

(ii)

if the condition was not satisfied solely because of a default under any provision of this Agreement by Smart, the Deposit, together with all interest earned thereon, shall be refunded to SmartStop, and SmartStop shall have the right, in addition to the refund of such Deposit and accrued interest, to claim damages against Smart in respect of such default of Smart, provided that maximum aggregate liability of Smart and the Nominee in respect thereof will be limited to an amount equal to One Hundred and Fifty Thousand Dollars ($150,000.00). SmartStop shall not have any other rights, remedies or Claims against Smart or in respect of the Lands or Contributed Property as a result of such default of Smart, either at law or in equity, other than those rights and remedies set out in this Section 6.3(c)(ii):

(d) If at any time prior to Closing SmartStop obtains knowledge of an instrument, circumstance, action, omission, matter or issue which causes any of the Smart Parties to be in breach of any obligation under this Agreement and nevertheless the Closing occurs, SmartStop shall be deemed to have waived such breach and SmartStop shall have no Claim against the Smart Parties in respect thereof.

(e) If at any time prior to Closing Smart obtains knowledge of an instrument, circumstance, action, omission, matter or issue which causes any of the SmartStop Parties to be in breach of any obligation under this Agreement and nevertheless the Closing occurs, Smart shall be deemed to have waived such breach and Smart shall have no Claim against the SmartStop Parties in respect thereof.

(f) Each of the Parties shall promptly notify the other Party if, at any time before Closing, it becomes aware of: (i) anything that causes any of the representations or warranties of such other Party set out herein to be untrue or inaccurate; and (ii) any breach of any covenant, term or condition of such other Party set out in this Agreement.

(g) This Section 6.3 shall survive the termination of this Agreement.

6.4 Efforts to Satisfy Conditions

Without derogating from any other obligation of either SmartStop or Smart under this Agreement it is agreed:

(a) SmartStop shall:

(i)	cause to be satisfied the conditions set out in Sections 6.1(c), 6.1(d) and 6.1(e); and

(ii)

act in good faith and use reasonable commercial efforts in the circumstances to satisfy or cause to be satisfied the conditions set out in Sections 6.1(f), 6.1(f), 6.1(f), 6.1(i), 6.2(g), 6.2(h), 6.2(g) and 6.2(j) and to the extent the satisfaction of such conditions set out in Sections 6.1(f), 6.1(f), 6.1(i), 6.2(g), 6.2(g) and 6.2(j) is within its reasonable control; and

(b) Smart shall:

(i)	cause to be satisfied the conditions set out in Sections 6.2(c), 6.2(d), 6.2(e) and 6.2(f); and

(ii)

act in good faith and shall use reasonable commercial efforts in the circumstances to satisfy or cause to be satisfied the conditions set out in Sections 6.1(f), 6.1(f), 6.1(f), 6.1(i), 6.2(g), 6.2(h), 6.2(g) and 6.2(j) to the extent the satisfaction of such conditions set out in Sections 6.1(f), 6.1(f), 6.1(i), 6.2(g), 6.2(g) and 6.2(j) is within their reasonable control.

Notwithstanding the foregoing, nothing in this Agreement shall be interpreted as: (i) requiring any Party to pay any amounts or otherwise spend money (other than fees of its own professional advisors, and except as otherwise specifically set out in this Agreement) to satisfy any conditions; or (ii) requiring any Party to pay any amounts or otherwise spend money (other than fees of its own professional advisors) to address any defects, deficiencies or concerns identified by a Party with respect to Contributed Property or any other matter or aspect of the Transaction whatsoever. Unless expressly set out to the contrary herein, each of SmartStop and Smart shall act in good faith in determining whether or not a condition in its favour has been satisfied. Any condition that is required to be satisfied on the Closing Date shall be deemed to be satisfied if Closing occurs.

ARTICLE 7

CLOSING DOCUMENTS

7.1 Closing Arrangements

The Closing shall commence at 9:00 a.m. on the Closing Date at the office of Smart’s Solicitors or at such other time or place as the Parties shall mutually agree upon in writing and shall continue until the Closing is completed in accordance with the Document Registration Agreement or this Agreement is validly terminated in accordance with the terms hereof.

7.2 Smart’s Closing Deliveries

On or before Closing, each Smart Party shall execute (where it is a party thereto) and shall deliver, or cause to be delivered, to SmartStop the following:

(a)

on the Business Day prior to the Closing Date, a registrable transfer of land (the “Transfer”) transferring to the Nominee each Smart Nominee’s registered interest in the Lands; such Transfer shall exclude any representation and warranty, express or implied, of any nature whatsoever;

(b)	the Nominee Agreement, which Smart shall cause the Nominee to execute and deliver;

(c)	certified resolutions of the Nominee authorizing the transfer of the Nominee Shares to the Limited Partnership;

(d)	resignations of the current officers and directors of the Nominee and full releases in favour of the Nominee from such directors and officers;

(e)	the share certificate(s) representing the Nominee Shares duly endorsed for transfer to the Limited Partnership;

(f)	an indemnity (the “Share Transfer and Indemnity Agreement”) in respect of the Nominee executed by Smart in the form attached as Schedule J;

(g)

no later than seven (7) Business Days prior to the Closing Date, the initial limited partnership agreement and initial contribution referred to in Section 2.1 and such other documentation as is reasonably required in connection with the creation of the Limited Partnership, executed by Smart and the Smart GP, as applicable;

(h)	the REOA;

(i)	the ROFO Agreement;

(j)	the General Conveyance executed by Smart;

(k)	registrable discharges of all Encumbrances to be Discharged which have not been discharged as at the Closing Date;

(l)	the Smart LTT Indemnity;

(m)	the Limited Partnership Agreement executed by Smart and the Smart GP;

(n)	the Development and Construction Management Agreement executed by the Smart Developer;

(o)	an undertaking by Smart to re-adjust the Adjustments in accordance with Section 5.3;

(p)	all third party consents, if any, with respect to any of the Permitted Encumbrances that Smart has obtained pursuant to this Agreement;

(q)	a certificate of Smart that neither Smart nor the Smart GP is a non-resident of Canada for the purposes of section 116 of the ITA;

(r)	the Bring Down Certificate of Smart as required pursuant to Section 8.3(e);

(s)	an undertaking from Smart’s Solicitors to pay the Initial Funding Balance to the account designated by the Limited Partnership;

(t)	the Document Registration Agreement executed by Smart; and

(u)

all other documents which SmartStop reasonably requests to give effect to the Transaction and to result in the proper sale, transfer and assignment of the Contributed Property by Smart to the Limited Partnership free and clear of all Encumbrances other than Permitted Encumbrances.

7.3 SmartStop’s Closing Deliveries

On or before Closing, the SmartStop Parties shall execute (where it is a party thereto) and shall deliver or cause to be delivered to Smart the following, as applicable:

(a)	the Initial Funding Balance;

(b)

no later than seven (7) Business Days prior to the Closing Date, the initial limited partnership agreement and initial contribution referred to in Section 2.1 and such other documentation as is reasonably required in connection with the creation of the Limited Partnership, executed by SmartStop and the SmartStop GP, as applicable;

(c)	the SmartStop LTT Indemnity;

(d)	the ROFO Agreement;

(e)	the Limited Partnership Agreement executed by SmartStop and the SmartStop GP;

(f)	the Development and Construction Management Agreement executed by the SmartStop Development Coordinator;

(g)	the Operations Management Agreement executed by the Operations Manager;

(h)	the Employee Services Agreement executed by Strategic Storage PM Canada, ULC;

(i)	a Bring Down Certificate of SmartStop;

(j)	the Document Registration Agreement executed by SmartStop; and

(k)	all other documents which Smart reasonably requests to give effect to the Transaction and to result in the proper assumption of the Contributed Property by the Limited Partnership.

7.4 Limited Partnership’s Closing Deliveries

On or before Closing, the Limited Partnership shall execute (where it is a party thereto) and shall deliver or cause to be delivered to Smart’s Solicitors and SmartStop’s Solicitors the following, as applicable

(a)	the Nominee Agreement executed by the Limited Partnership;

(b)	the REOA;

(c)	the General Conveyance executed by the Limited Partnership;

(d)	no later than (seven) 7 Business Days prior to the Closing Date, 1 GP Unit to the Smart GP in respect of its initial capital contribution of $1 made pursuant to Section 2.1;

(e)	no later than (seven) 7 Business Days prior to the Closing Date, 1 GP Unit to the SmartStop GP in respect of its initial capital contribution of $1 made pursuant to Section 2.1;

(f)	499 LP Units to Smart in accordance with Section 3.2;

(g)	499 LP Units to SmartStop in accordance with Section 5.1(a);

(h)	the Development and Construction Management Agreement executed by the Limited Partnership;

(i)	the Employee Services Agreement;

(j)	the Operations Management Agreement executed by the Limited Partnership;

(k)	an undertaking by the Limited Partnership to re-adjust the Adjustments in accordance with Section 5.3;

(l)

assumption agreements or other agreements, notices, undertakings or other instruments required to be delivered by the Limited Partnership in favour of any other Persons with an interest in the Lands; and

(m)	all other documents which Smart and/or SmartStop reasonably requests to give effect to the Transaction and to result in the proper assumption of the Contributed Property by the Limited Partnership.

7.5 Escrow Closing

As the electronic registration system (“TERS”) is operative in the Land Titles Division of Wentworth No. 62 (“LTO”), the following provisions shall apply:

(a)

SmartStop’s Solicitors and Smart’s Solicitors shall each be obliged to be authorized TERS users and in good standing with the Law Society of Upper Canada, and are hereby authorized by the Parties to enter into a document registration agreement in the form adopted by the Joint LSUC-CBAO Committee on Electronic Registration of Title Documents on March 29, 2004 or any replacement thereof as modified by this Section 7.5 (the “Document Registration Agreement”), establishing the procedures and timing for completing this Transaction, which Document Registration Agreement shall be exchanged between Smart’s Solicitors and SmartStop’s Solicitors on the second Business Day prior to the Closing Date. The Document Registration Agreement shall also provide that if there is a problem with TERS which does not allow the parties to electronically register all documents on Closing, the Closing Date shall be deemed to be extended until the next day when TERS is accessible and operating at each LTO;

(b)

the delivery and exchange of the Closing Documents and all other deliveries contemplated to be delivered by this Agreement (collectively, the “Closing Deliveries”), and the release thereof to Smart, SmartStop and the Limited Partnership, as the case may be, (i) shall not occur contemporaneously with the registration of the Electronic Documents, and (ii) shall be governed by the Document Registration Agreement pursuant to which the solicitor receiving any Closing Deliveries will be required to hold same in escrow and will not be entitled to release same except in strict accordance with the provisions of the Document Registration Agreement;

(c)

the Document Registration Agreement shall provide that the Closing Deliveries shall be released to Smart, SmartStop and the Limited Partnership, as the case may be, forthwith following notice by the Parties, acting reasonably, that all conditions set forth in Sections 6.1 and 6.2 to be satisfied on or before Closing have been satisfied (or waived);

(d)

notwithstanding Section 10.13, it is expressly understood and agreed by the Parties that an effective tender shall be deemed to have been validly made by either Party (the “Tendering Party”) upon the other Party (the “Receiving Party”) when the solicitor for the Tendering Party has: (i) delivered all Closing Deliveries to the Receiving Party’s solicitor in accordance with the provisions of this Agreement and the Document Registration Agreement; (ii) advised the solicitor for the Receiving Party, by notice that the Tendering Party is ready, willing and able to complete the Transaction in accordance with the terms and provisions of this Agreement; and (iii) has completed all steps required by TERS in order to complete the Transaction that can be performed or undertaken by the Tendering Party’s solicitor without the cooperation or participation of the Receiving Party’s solicitor including that the Tendering Party’s solicitor must have electronically “signed” the Electronic Documents for completeness and granted “access” to the Receiving Party’s solicitor. For greater certainty, to validly tender in the foregoing circumstance, there shall be no requirement for either Party to personally attend upon the Receiving Party or the Receiving Party’s solicitor with the Closing Deliveries, and no requirement to have an independent witness evidencing the foregoing;

(e)

each of Smart and SmartStop shall be parties to the Document Registration Agreement for the sole purpose of indemnifying, defending and holding Smart’s Solicitors, in its capacity as escrow agent under the Document Registration Agreement, harmless from and against any and all Claims suffered or incurred by the Smart’s Solicitors as a result or arising directly or indirectly out of or in connection with the Smart’s Solicitors acting as escrow agent thereunder except where such claims, damages and losses result from the Smart’s Solicitors’ own wilful misconduct, gross negligence or bad faith. The Smart’s Solicitors, in its capacity as escrow agent under the Document Registration Agreement, shall not be liable for and shall be released by Smart and SmartStop in respect of any and all Claims suffered or incurred by the Smart’s Solicitors as a result or arising directly or indirectly out of or in connection with the Smart’s Solicitors acting as escrow agent under the Document Registration Agreement except where such Claims result from the Smart’s Solicitors’ own wilful misconduct, gross negligence or bad faith; and

(f)

the Parties agree that Smart’s Solicitors shall act as solicitor for the Limited Partnership and the Nominee for the limited purpose of holding the Closing Documents in escrow and making the applicable registrations in the LTO. The Parties acknowledges that Smart’s Solicitors are acting as counsel to Smart and are accepting the role as solicitor to the Limited Partnership and the Nominee as set out in the previous sentence solely as a convenience to the Parties. The Parties agrees that such role of Smart’s Solicitors and any actions or proceedings relating thereto shall not in any way disqualify Smart’s Solicitors from continuing to act for Smart in respect of the Transaction, this Agreement, or any actions or proceedings relating thereto, or in respect of any other matter, action or proceeding.

7.6 Registration and Other Costs

(a) Smart shall be responsible for the costs of Smart’s Solicitors in respect of this Agreement and the Transaction and SmartStop shall be responsible for the costs of SmartStop’s Solicitors in respect of this Agreement and the Transaction. SmartStop and Smart shall be equally responsible for, and shall pay any all registration fees (other than land transfer taxes) payable in respect of registration by it of any documents on Closing (other than discharges of the Encumbrances to be Discharged, which shall be the sole responsibility of Smart). Such registration fees shall not be credited against any Party’s obligation to contribute capital to the Limited Partnership.

(b) Each of Smart and the Smart GP (each for its own account and with no liability to the Limited Partnership or any other Partner) shall be responsible for, and shall (on a joint and several basis) indemnify and save harmless the Limited Partnership, SmartStop and the SmartStop GP from all provincial and municipal land transfer taxes payable in connection with the interest in the Lands acquired or retained by each of Smart and the Smart GP in connection with the transfer of the Contributed Property to the Limited Partnership and the issuance of Units to Smart and the Smart GP. On Closing, Smart and the Smart GP shall execute and deliver in favour of the Limited Partnership, SmartStop and the SmartStop GP an indemnity agreement reflecting the provisions of this Section 7.6(b) (the “Smart LTT Indemnity”). It is understood and agreed that the payment of such taxes shall not be a project cost under the Limited Partnership Agreement.

(c) Each of SmartStop and the SmartStop GP (each for its own account and with no liability to the Limited Partnership or any other Partner) shall be responsible for, and shall (on a joint and several basis) indemnify and save harmless the Limited Partnership, Smart and the Smart GP from all provincial and municipal land transfer taxes payable which are attributable to the interest in the Lands acquired by each of SmartStop and the SmartStop GP in connection with the transfer of the Contributed Property to the Limited Partnership and the issuance of Units to SmartStop and the SmartStop GP. On Closing SmartStop and the SmartStop GP shall execute and deliver in favour of the Limited Partnership, Smart and the Smart GP an indemnity agreement reflecting the provisions of this Section 7.6(c) (the “SmartStop LTT Indemnity”). It is understood and agreed that the payment of such taxes shall not be a project cost under the Limited Partnership Agreement.

(d) The covenants, obligations and indemnities set out in this Section 7.6 and shall survive and shall not merge on Closing.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES

8.1 Smart’s Representations

Smart hereby represents and warrants to and in favour of SmartStop that as of the Execution Date:

(a)

Smart is a limited partnership existing and governed by the laws of the Province of Alberta and has the power, authority (subject to the satisfaction of the condition set out in Section 6.1(a)), right and capacity to enter into, execute and deliver this Agreement and the Closing Documents to which it is a party, to perform its obligations hereunder and thereunder, and to carry out the Transaction in the manner contemplated by this Agreement;

(b)

each Smart Nominee is a corporation duly incorporated and subsisting under the laws of the Province of Ontario and has the corporate power, authority (subject to the satisfaction of the condition set out in Section 6.1(a)), right and capacity to enter into, execute and deliver the Closing Documents to which it is a party, to perform its obligations thereunder, and to carry out the Transaction in the manner contemplated by this Agreement;

(c)

on Closing, the Smart GP will be a corporation duly incorporated and subsisting under the laws of the Province of Ontario and will on Closing have the corporate power, authority, right and capacity to enter into, execute and deliver the Closing Documents to which it is a party, to perform its obligations thereunder, and to carry out the Transaction in the manner contemplated by this Agreement;

(d)

on Closing, the Nominee will be a corporation duly incorporated and subsisting under the laws of the Province of Ontario and will on Closing have the corporate power, authority, right and capacity to enter into, execute and deliver the Closing Documents to which it is a party, to perform its obligations thereunder, and to carry out the Transaction in the manner contemplated by this Agreement;

(e)

subject to the satisfaction of the condition set out in Section 6.1(a), the Transaction, this Agreement, the Closing Documents to which Smart is a party, and the obligations of Smart hereunder and thereunder have been duly and validly authorized by all requisite proceedings of Smart and, upon execution and delivery by Smart, this Agreement and all Closing Documents to be executed by Smart pursuant to this Agreement shall constitute legal, valid and binding obligations of Smart;

(f)

subject to the satisfaction of the condition set out in Section 6.1(a), the Closing Documents to which each Smart Nominee is a party, and the obligations of such Smart Nominee thereunder have been duly and validly authorized by all requisite corporate proceedings of such Smart Nominee and, upon execution and delivery by each Smart Nominee, all Closing Documents to be executed such the Smart Nominee pursuant to this Agreement shall constitute legal, valid and binding obligations of such Smart Nominee;

(g)

on Closing, the Closing Documents to which the Smart GP is a party and the obligations of the Smart GP thereunder will have been duly and validly authorized by all requisite corporate proceedings of the Smart GP and, upon execution and delivery by the Smart GP all Closing Documents to be executed by the Smart GP pursuant to this Agreement shall constitute legal, valid and binding obligations of the Smart GP;

(h)

on Closing, the Closing Documents to which the Nominee is a party and the obligations of the Nominee thereunder will have been duly and validly authorized by all requisite corporate proceedings of the Nominee and, upon execution and delivery by the Nominee all Closing Documents to be executed by the Nominee pursuant to this Agreement shall constitute legal, valid and binding obligations of the Nominee;

(i)

subject to the satisfaction of the condition set out in Section 6.1(a), the execution of this Agreement, the Closing Documents to which Smart is a party and the performance by Smart of its obligations hereunder and thereunder will not result in a breach of any term or provision or constitute a default under the constating documents of Smart;

(j)

subject to the satisfaction of the condition set out in Section 6.1(a), the execution of the Closing Documents to which each Smart Nominee is a party and the performance by such Smart Nominee of its obligations thereunder will not result in a breach of any term or provision or constitute a default under the constating documents or by-laws of such Smart Nominee;

(k)

on Closing, the execution of the Closing Documents to which the Smart GP is a party and the performance by the Smart GP of its obligations thereunder will not result in a breach of any term or provision or constitute a default under the constating documents or by-laws of the Smart GP;

(l)

on Closing, the execution of the Closing Documents to which the Nominee is a party and the performance by the Nominee of its obligations thereunder will not result in a breach of any term or provision or constitute a default under the constating documents or by-laws of the Nominee;

(m)	Smart is the sole beneficial owner of the Lands, subject to the Permitted Encumbrances;

(n)	at Closing, the Nominee will be the registered owner of the Lands;

(o)	the Smart Nominees hold registered title to Smart’s interest in the Lands as nominee and bare trustee for Smart;

(p)

at Closing, there will be no accepted offers to lease, agreements to lease, leases, renewals of leases or other rights and licences granted by or on behalf of Smart or the Smart Nominees to possess or occupy any portion of the Lands of any nature whatsoever other than offers to lease, agreements to lease, leases, renewals of leases or other rights and licences, if any, approved by SmartStop pursuant to Section 9.2;

(q)

at Closing, there will be no Contracts which will on Closing be binding on the Limited Partnership or the Lands other than Contracts, if any, approved by SmartStop pursuant to Section 9.2. For the purposes hereof, “Contracts” means any agreements, contracts, and other documents binding on Smart or the Smart Nominees or entered into by Smart or the Smart Nominees (or on its or their behalf) in respect of the ownership, development, management, maintenance, repair, operation, cleaning, security, fire protection, servicing and any other aspect of the Lands (but excluding the Permitted Encumbrances);

(r)

except as Disclosed to SmartStop prior to the Cut-Off Time, to the best of its knowledge, no Smart Party has received written notice of any pending or threatened expropriation proceedings relating to the Lands;

(s)

except as Disclosed to SmartStop prior to the Cut-Off Time, there is no litigation or proceeding, including appeals and applications for review, in progress and, to the best of its knowledge, no litigation or claim threatened against or relating to any Smart Party affecting the Contributed Property before any court, governmental department, commission, board, bureau, agency or arbitration panel which materially adversely affects the Lands, and there is not outstanding against any Smart Party any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency or arbitrator which materially adversely affects the Lands;

(t)	none of the Smart Parties is, and none of the Smart Parties will at Closing be, a non-resident of Canada for purposes of section 116 of the ITA;

(u)

except as Disclosed to SmartStop prior to the Cut-Off Time, to the best of its knowledge, no Smart Party has received any written notice from any Governmental Authority having jurisdiction with respect to the Lands alleging that the Lands and its present use violates in any material respect any Applicable Laws, except any violation which will have been cured or otherwise have ceased by Closing, or by agreement of the Parties the cost of remedying such violation will be adjusted for on Closing;

(v)

all municipal, school and other Realty Taxes and assessments, general and special, due and payable with respect to the Lands up to and including the Closing Adjustment Date shall have been paid to the appropriate taxing authorities and/or shall be adjusted at Closing;

(w)

to the best of its knowledge, except as Disclosed to SmartStop prior to the Cut-Off Time, there is no material default by any Smart Party in the performance or observance of any material terms and provisions of the Permitted Encumbrances relating to the Lands;

(x)

there are no employees employed by the Smart Parties, the Smart Nominees, the Nominee or by any Person on its or their behalf for whom the Limited Partnership will incur any Claims whatsoever as a result of the purchase of the Contributed Property;

(y)

the decision of Smart to enter into this Agreement and perform its obligations hereunder has not been made as a result of any verbal or written representation of fact or otherwise, made by or on behalf of any SmartStop Party, other than as expressly set out in this Agreement; and

(z)	no Smart Party has used or retained the services of any real estate broker or agent in connection with the Transaction.

For the foregoing purposes of this Section 8.1, “to the best of its knowledge” or similar words mean to the knowledge of only that Smart making the applicable representation and warranty after having made enquiry solely of those employees Smart who are directly and primarily responsible for the matter that is the subject of the relevant representation and warranty.

8.2 SmartStop’s Representations

SmartStop hereby represents and warrants to and in favour of Smart that as of the Execution Date:

(a)

SmartStop is an unlimited liability company duly incorporated and subsisting under the laws of British Columbia and has the necessary power, authority (subject to the satisfaction of the condition set out in Section 6.2(a)), right and capacity to enter into, execute and deliver this Agreement and the Closing Documents to which it is a party, and to perform its obligations hereunder and thereunder;

(b)

on Closing, the SmartStop GP will be a corporation duly incorporated and subsisting under the laws of British Columbia and will on Closing have the corporate power, authority, right and capacity to enter into, execute and deliver the Closing Documents to which it is a party, to perform its obligations thereunder, and to carry out the Transaction in the manner contemplated by this Agreement;

(c)

subject to the satisfaction of the condition set out in Section 6.2(a), this Agreement, the Closing Documents to which SmartStop is a party, and the obligations of SmartStop hereunder and thereunder have been duly and validly authorized by all requisite proceedings of SmartStop and, upon execution and delivery by SmartStop, this Agreement and all Closing Documents to be executed by SmartStop pursuant to this Agreement shall constitute legal, valid and binding obligations of SmartStop;

(d)

on Closing, the Closing Documents to which the SmartStop GP is a party and the obligations of the SmartStop GP thereunder will have been duly and validly authorized by all requisite corporate proceedings of the SmartStop GP and, upon execution and delivery by the SmartStop GP all Closing Documents to be executed by the SmartStop GP pursuant to this Agreement shall constitute legal, valid and binding obligations of the SmartStop GP;

(e)

subject to the satisfaction of the condition set out in Section 6.2(a), the execution of this Agreement, the Closing Documents to which SmartStop is a party and the performance by SmartStop of its obligations hereunder and thereunder will not result in a breach of any term or provision or constitute a default under the constating documents or by-laws of SmartStop;

(f)

on Closing, the execution of the Closing Documents to which the SmartStop GP is a party and the performance by the SmartStop GP of its obligations thereunder will not result in a breach of any term or provision or constitute a default under the constating documents or by-laws of the SmartStop GP;

(g)	none of the SmartStop Parties will at Closing be, a non-resident of Canada for purposes of section 116 of the ITA;

(h)	SmartStop has not used or retained the services of any real estate broker or agent in connection with the Transaction; and

(i)

the decision of SmartStop to enter into this Agreement and perform its obligations hereunder has not been made as a result of any verbal or written representation of fact or otherwise, other than as expressly set out in this Agreement, made by or on behalf of any Smart Party.

8.3 Survival of Representations

(a) The representations, warranties and certifications contained in this Agreement or in any Closing Documents shall not merge on Closing but shall survive for a period of three hundred and sixty five (365) days after the Closing Date (the “Survival Period”). The Party which has received a representation, warranty or certification, whether in this Agreement or in any Closing Document, shall give written notice to the other Party of each breach of the representation, warranty or certification, together with details thereof, promptly after becoming aware of the breach and no later than three hundred and sixty five (365) days after the Closing Date. Notwithstanding any other provision of this Agreement or of any Closing Document, no Claim may be asserted or pursued against any Party, or any action, suit or other proceedings commenced or pursued, for or in respect of any breach of any representation, warranty or certification made by such Party in this Agreement or in any Closing Document unless written notice of such Claim is received by such Party describing in reasonable detail the facts and circumstances with respect to the subject matter of such Claim on or prior to the last day of the Survival Period, irrespective of whether the subject matter of such Claim shall have occurred before or after such date; and upon the expiry of the Survival Period all such representations, warranties and certifications shall cease to have any effect except to the extent a written notice of Claim has been previously given in respect thereof in accordance with this Section 8.3(a) and Section 8.3(b). For greater certainty, it is agreed that the provisions of this Section 8.3 shall not be applicable in respect of any indemnity which is expressly provided for in this Agreement and which survives Closing or which is expressly provided for in a Closing Document.

(b) Notwithstanding anything else contained in this Agreement, if SmartStop has knowledge that any of the representations and warranties of Smart contained in this Agreement is untrue or inaccurate on the Closing Date, or if any of the covenants of Smart or any Smart Party to be performed on or before the Closing Date has not been performed by the Closing Date, and SmartStop completes the Transaction, SmartStop will be deemed to have waived reliance upon any such representation or warranty by Smart or any Smart Party or performance by Smart or any Smart Party of any such covenants, and SmartStop shall have no recourse, right of action or Claim against Smart or any Smart Party in respect of any such misrepresentation, breach of warranty or breach of covenant.

(c) Notwithstanding anything else contained in this Agreement, if Smart has knowledge that any of the representations and warranties of SmartStop contained in this Agreement are untrue or inaccurate on the Closing Date, or if any of the covenants of SmartStop or any SmartStop Party to be performed on or before the Closing Date have not been performed by the Closing Date, and Smart completes the Transaction, Smart will be deemed to have waived reliance upon any such representation or warranty and performance by SmartStop or any SmartStop Party or any such covenants, and Smart shall have no recourse, right of action or claim against SmartStop or any SmartStop Party in respect of any such misrepresentation, breach of warranty or breach of covenant.

(d) Notwithstanding the foregoing provisions of this Section or any other provisions of this Agreement or any Closing Documents, the liability of any Party (in this Section 8.3(d) referred to as the “Responding Party”) after Closing in respect of any representation, warranty or certification made by such Responding Party in or pursuant to this Agreement or in any Closing Document shall be subject to and limited by the following:

(i)	the limitations contained in Sections 8.3(a), and Article 10;

(ii)

if any breach of a representation, warranty or certification can be remedied within a reasonable period of time (not to exceed one hundred and eighty (180) days after written notice thereof is given) the Responding Party shall be given a reasonable opportunity to remedy any such breach, provided it is capable of being remedied;

(iii)

the Responding Party shall not be responsible for any Claim to the extent, if any, that the other Party (in this Section 8.3(d) the “Claiming Party”) is otherwise indemnified for such Claim under any insurance policy, provided that nothing in this Section 8.3(d) shall be construed as requiring the Claiming Party to cause its insurer under such insurance policies to waive subrogation in favour of the Responding Party and the Responding Party may be liable to such insurer notwithstanding this Section 8.3(d)(iii); and

(iv)	the provisions of Section 8.5, if applicable.

(e) On Closing, each of the Parties which have made representations or warranties in this Agreement shall execute and deliver to the other Parties a bring down certificate (each such certificate being hereinafter referred to as a “Bring Down Certificate”) confirming that its representations and warranties, in each case as may be amended pursuant to Section 4.7, are true and accurate in all material respects as if made on and as of the Closing Date, subject always to the limitations and conditions of this Article 8, Article 10 and other relevant provisions of this Agreement; provided that Smart shall be entitled to amend any of its representations and warranties in the Bring Down Certificate as necessary to fully and accurately set out the status, as of the Closing Date, of the matters that are the subject of such representations and warranties, including such amendments as may be required to set out any matter; provided that:

(i)	the condition set forth in Section 6.2(c) has been satisfied or waived on Closing; and

(ii)

Smart shall not, and shall not be entitled to, make any such amendment: (i) to the Fundamental Representations; or (ii) to set out any circumstance, event, defect, dispute, matter, issue, agreement or document that has occurred, arisen or been created as a result of the wilful misconduct, bad faith, or fraudulent acts of Smart.

(f) Smart shall promptly notify if, at any time following the Cut-Off Time until Closing, it becomes aware of: (i) anything that causes any of its representations or warranties set out herein not to be true and accurate in all material respects; and (ii) entitles Smart to amend any of the representations and warranties pursuant to Section 8.3(e).

(g) SmartStop shall promptly notify Smart if, at any time following the Cut-Off Time until Closing, it becomes aware of anything that causes any of Smart’s representations or warranties set out herein to not be true and accurate in all material respects.

8.4 Condition of Lands

(a) SmartStop acknowledges and agrees that the Contributed Property and all other aspects of the Transaction are being sold and purchased “as-is, where-is”, without any representation, warranty or covenant except as expressly set forth in this Agreement. SmartStop may exercise its rights to perform Due Diligence on or before the Due Diligence Date and shall rely solely upon its own findings resulting therefrom and upon its own understanding and interpretation of the Due Diligence Deliveries not upon any understanding or interpretation thereof, written or oral, provided by any Smart Party, Smart, any Affiliate of any such Person or any of their respective agents, other than the representations and warranties set out in Section 8.1 and in any Closing Documents.

(b) Except as expressly provided in Section 8.1 and in any Closing Documents, none of Smart, any Smart Party, or any Affiliate of any such Person makes any representations or warranties of any nature whatsoever with respect to any information or documentation, nor with respect to the Contributed Property (including, without limitation, Smart’s or the Smart Nominees’ title thereto and any Encumbrances), the Lands or any other aspects of the Transaction.

(c) As part of the Limited Partnership’s agreement to purchase the Contributed Property and accept the Contributed Property and the Lands “as-is, where-is”, and not as a limitation on such agreement, SmartStop hereby unconditionally and irrevocably waives any and all actual or potential rights or Claims SmartStop might have against Smart, any Smart Party, or any Affiliate of any such Person pursuant to any warranty, express or implied, of any kind or type, other than those representations and warranties expressly set forth in this Agreement and the other Closing Documents, relating to the Lands or any other assets, the Contributed Property, or any other aspect of the Transaction. Such waiver is absolute, unlimited and includes, but is not limited to, waiver of express warranties, implied warranties, warranties of fitness for a particular use, warranties of merchantability, warranties of occupancy, strict liability and claims of every kind and type, including, but not limited to, claims regarding defects, whether or not discoverable, product liability claims, or similar claims, and to all other extent or later created or conceived of strict liability or strict liability type claims and rights.

(d) Except as expressly provided in Sections 2.2 and 8.1, and in any Closing Documents, none of Smart, any Smart Party, or any Affiliate of any such Person shall be responsible or liable for any misrepresentation, lack of disclosure or incorrect or incomplete disclosure of any nature whatsoever or failure to investigate the Contributed Property on the part of any real estate broker or sales agent, Smart, any Smart Party, or any Affiliate of any such Person or any other purported or acknowledged agent, representative, contractor, consultant or employee of Smart, any Smart Party, any Affiliate of any such Person, or any third party.

(e) The provisions of this Section 8.4 shall survive Closing or the termination of this Agreement regardless of the cause of such termination.

8.5 Third Party Claims

(a) In the case of Claims made by a third party after the Closing (a “Third Party Claim”) against Smart on the one hand or SmartStop on the other hand (such Party against whom such Third Party Claim is made being referred to in this Section 8.5 as the “Claiming Party” and the other Party being referred to in this Section 8.5 as the “Responding Party”) with respect to which the Claiming Party seeks to make a Claim against the Responding Party as a result of the breach by the Responding Party of any representation, warranty, certification or covenant made by such Responding Party in or pursuant to this Agreement or any Closing Document, the Claiming Party shall give written notice to the Responding Party of any such Third Party Claim forthwith after receiving notice thereof. If the Claiming Party fails to give such written notice to the Responding Party, such failure shall not preclude the Claiming Party from making such Claim against the Responding Party, but its right to indemnification may be reduced to the extent that such delay prejudices the defence of the Third Party Claim or increases the amount of liability or the cost of the defence.

(b) The Responding Party shall have the right, by written notice to the Claiming Party given not later than thirty (30) days after receipt of the notice referred to in Section 8.5(a), to assume the control of the defence, compromise or settlement of the Third Party Claim.

(c) Upon the assumption of control of any Third Party Claim by the Responding Party as contemplated by Section 8.5(b), the Responding Party shall diligently proceed with the defence, compromise or settlement of the Third Party Claim at its sole expense, including, if necessary, employment of counsel reasonably satisfactory to the Claiming Party and, in connection therewith, the Claiming Party shall co-operate fully (but at the expense of the Responding Party with respect to any reasonable out-of-pocket expenses incurred by the Claiming Party) to make available to the Responding Party all pertinent information and witnesses under the Claiming Party’s control, make such assignments and take such other steps as in the opinion of counsel for the Responding Party, acting reasonably, are reasonably necessary to enable the Claiming Party to conduct such defence. The Claiming Party shall have the right to participate in the negotiation, settlement or defence of any Third Party Claim at its own expense and no Third Party Claim shall be settled, compromised or otherwise disposed of without the prior written consent of the Claiming Party, such consent not to be unreasonably withheld or delayed (such consent shall be deemed to have been given by the Claiming Party if the Claiming Party has not responded within fifteen (15) Business Days of a request by the Responding Party of such approval). If the Responding Party elects to assume control of the Third Party Claim as contemplated by Section 8.5(b), the Claiming Party shall not pay, or permit to be paid, any part of the Third Party Claim unless the Responding Party consents in writing to such payment or unless the Responding Party, subject to the last sentence of Section 8.5(d), withdraws from the defence of such Third Party Claim or unless a final judgment from which no appeal may be taken by or on behalf of the Responding Party is entered against the Claiming Party in respect of such Third Party Claim.

(d) If the Responding Party fails to give written notice to the Claiming Party as contemplated by Section 8.5(b), the Claiming Party shall be entitled to make such settlement of the Third Party Claim, or otherwise deal therewith, as it deems appropriate, acting reasonably, and such settlement or any other final determination of the claim or demand shall be binding upon the Responding Party. If the Responding Party fails to defend or, if after commencing or undertaking such defence, fails to prosecute or withdraws from such defence, the Claiming Party shall have the right to undertake the defence or settlement thereof. If the Claiming Party assumes the defence of any Third Party Claim and proposes to settle it prior to a final judgment thereon or to forego any appeal with respect thereto, then the Claiming Party shall give the Responding Party prompt written notice thereof, and the Responding Party shall have the right to participate in the settlement or assume or reassume the defence of such Third Party Claim in accordance with the terms of this Section 8.5.

(e) In the event that the Responding Party subsequently recovers all or part of a Third Party Claim from any other Person legally obligated to pay the same, the Responding Party shall forthwith repay to the Claiming Party the amounts so recovered up to any amount not exceeding the amount theretofore paid by the Claiming Party by way of indemnity.

(f) This Section shall survive the Closing.

ARTICLE 9

OPERATION UNTIL CLOSING

9.1 Operation Before Closing

From the date hereof until Closing, Smart shall continue to operate, maintain and insure the Lands in the ordinary course of business having regard to the Lands’ size and location, in accordance with past practice, and shall carry out routine day-to-day repairs and maintenance.

9.2 Leasing, Contracts and Encumbrances Prior to Closing Smart shall not:

(a)	after the Execution Date, enter into any new lease, offer to lease, or any other occupancy agreement in respect of the Lands which is not terminable on or before the Closing Date;

(b)	after the Cut-Off Time, enter into any new Encumbrances or amend any Encumbrance unless, in each case, such Encumbrance is a Permitted Encumbrance;

(c)	after the Execution Date, enter into any contract, agreement or other instrument (excluding any Permitted Encumbrance) in respect of the Lands which is not terminable on or before the Closing Date;

without, in each case, the prior approval of SmartStop which approval may be withheld in its sole and absolute subjective discretion, but which prior approval shall be deemed to have been given unless, within the three (3) Business Days after the date on which Smart has given written notice to SmartStop of any such action together with relevant information with respect thereto, SmartStop has by notice in writing to Smart withheld its approval of same.

9.3 Damage Before Closing

The interest of Smart in and to the Lands shall be at the risk of Smart until Closing, subject to the terms and conditions of this Agreement. If after the Execution Date but before Closing: (i) erosion, subsidence or similar loss or damage to the Lands occurs; or (ii) Hazardous Substances in, on, under or at the Lands are discharged or released, and are in excess of the applicable standards for soil, groundwater and sediment as set out in Environmental Laws (in the case of (i) and/or (ii), “Relevant Damage”), then:

(a)

If the cost of repair or restoration of such Relevant Damage, in the opinion of the Applicable Consultant, will exceed an amount equal to $750,000 (such Relevant Damage being referred to herein as “Substantial Damage”), then Smart or SmartStop may by notice to the other party within 10 Business Days after the Applicable Consultant provides notice to Smart and SmartStop of the determination of such Substantial Damage, elect to terminate this Agreement, and upon delivery of such notice this Agreement shall terminate and SmartStop and Smart shall be released from all obligations under this Agreement (except for those obligations which are expressly stated in Section 10.19 to survive the termination of this Agreement) and the Deposit and interest accrued thereon shall be dealt with in accordance with Section 5.2.

(b)

If such Relevant Damage is not Substantial Damage, or is Substantial Damage but no Party has elected to exercise any termination right with respect to the Lands or this Agreement, as the case may be, pursuant to Section 9.3(a), then:

(i)	no Party shall have any right to terminate this Agreement by virtue thereof;

(ii)	the Parties shall complete the Transaction;

(iii)

the Property Contribution Amount will be reduced by the amount of any deductible that is payable under the insurance policy of Smart with respect to such Relevant Damage (to the extent such deductible has not been paid by Smart); and

(iv)

Smart will assign to the Limited Partnership on the Closing Date, Smart’s claim to any and all insurance proceeds with respect to such Relevant Damage (including insurance proceeds to cover lost rent and other income from the Lands from and after the Closing Date, if any, but excluding any insurance for loss of income suffered by Smart prior to the Closing Date) and any claim Smart may have against any Person in connection with such Relevant Damage.

After Closing, the Limited Partnership shall promptly and diligently repair or cause to be repaired such Relevant Damage at its own expense. Each of Smart and SmartStop shall forthwith notify the other upon becoming aware of the existence of any Relevant Damage.

If the Relevant Damage occurs at such time that there is insufficient time for Smart or SmartStop to make its election hereunder, the Closing Date shall be postponed to a date which is five Business Days after the earlier of the date such election is made or the period for making such election has expired, or if such date is not a Business Day, then the next Business Day thereafter.

9.4 Expropriation

If at any time prior to the Closing, any Governmental Authority expropriates all or any part of the Lands (an “Expropriation Event”), Smart shall forthwith thereafter give notice thereof to SmartStop and the following shall apply:

(a)

If such expropriation constitutes a Substantial Expropriation (as defined below), in the opinion of an independent appraiser designated by Smart, then Smart or SmartStop may by notice to the other party or parties within 10 Business Days after the delivery of such opinion, elect to terminate this Agreement, and upon delivery of such notice this

Agreement shall terminate and SmartStop and Smart shall be released from all obligations under this Agreement (except for those obligations which are expressly stated in Section 10.19 to survive the termination of this Agreement) and the Deposit and interest accrued thereon shall be dealt with in accordance with Section 5.2.

(b)	If such loss or damage is not Substantial Expropriation, or is Substantial Expropriation but no Party has elected to exercise its right to terminate this Agreement pursuant to Section 9.4(a), then:

(i)	no Party shall have any right to terminate this Agreement by virtue thereof;

(ii)	the Parties shall complete the Transaction;

(iii)	the Property Contribution Amount will be reduced by the amount paid by the applicable Governmental Authority to Smart with respect to such Expropriation Event; and

(iv)

this Agreement thereupon shall be deemed to be automatically amended to delete that part of the Lands subject to the Expropriation Event from the Lands for the purposes of the definition of “Lands” and this Agreement; and SmartStop and Smart shall be released from all obligations under this Agreement in respect of such part of the Lands.

(c)	As between Smart and SmartStop, Smart shall be solely entitled to any compensation payable by any Governmental Authority in connection with any Expropriation Event.

(d)	In this Section 9.4, “Substantial Expropriation” means: (i) the expropriation of all of the Lands; and/or (ii) the value of the expropriated part of the Lands exceeds $500,000.

ARTICLE 10

GENERAL

10.1 Post-Closing Liability Cap

(a) It is agreed among all of the Parties, notwithstanding any other provision of this Agreement or any provision of any Closing Documents, that the maximum aggregate liability of Smart and the Smart Nominees in respect of all Post-Closing Liabilities, whether pursuant to or under this Agreement or any Closing Documents, will be limited to an amount equal to ten percent (10%) of the Initial Funding Obligation Amount (the “Liability Cap”); provided that the Liability Cap shall not apply to: (i) Adjustments; (ii) Post-Closing Adjustments; and the Closing Documents delivered pursuant to Sections 7.2(b), 7.2(m), 7.2(n), 7.3(e), 7.3(f), 7.4(a), 7.4(h) or 7.4(i) (collectively, the “Excluded Items”), and Post-Closing Liabilities in respect of Excluded Items shall not be included in the calculation of the aggregate liability of Smart and the Smart Nominees. In this Section 10.1(a), “Post-Closing Liabilities” means the obligations and liabilities of Smart and the Smart Nominees pursuant to this Agreement and each Closing Document that survives Closing.

(b) It is agreed among all of the Parties, notwithstanding any other provision of this Agreement or any provision of any Closing Documents, that the maximum aggregate liability of SmartStop in respect of all Post-Closing Liabilities, whether pursuant to or under this Agreement or any Closing Documents, will be limited to an amount equal to the Liability Cap; provided that the Liability Cap shall not apply to the Excluded Items, and Post-Closing Liabilities in respect of Excluded Items shall not be included in the calculation of the aggregate liability of SmartStop. In this Section 10.1(b) (a), “Post-Closing Liabilities” means the obligations and liabilities of SmartStop pursuant to this Agreement and each Closing Document that survives Closing.

(c) The provisions of this Section 10.1 shall survive the Closing or the termination of this Agreement.

10.2 Gender and Number

Words importing the singular include the plural and vice versa. Words importing gender include all genders.

10.3 Captions

The captions and headings contained herein are for reference only and in no way affect this Agreement or its interpretation.

10.4 Obligations as Covenants

Each agreement and obligation of any of the Parties in this Agreement, even though not expressed as a covenant, is considered for all purposes to be a covenant.

10.5 Applicable Law

This Agreement and all Closing Documents (expect where expressly stated otherwise) shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable thereto and shall be treated in all respects as an Ontario contract. The Parties agree that the courts of the Province of Ontario shall have the exclusive jurisdiction to hear and settle any action, suit, proceeding or dispute in connection with this Agreement or any Closing Document and hereby irrevocably attorn to the jurisdiction of those courts.

10.6 Currency

All reference to currency in this Agreement shall be deemed to be reference to Canadian dollars.

10.7 Invalidity

If any immaterial covenant, obligation, agreement or part thereof or the application thereof to any Person or circumstance, to any extent, shall be invalid or unenforceable, the remainder of this Agreement or the application of such covenant, obligation or agreement or part thereof to any Person, party or circumstance other than those to which it is held invalid or unenforceable shall not be affected thereby. Each covenant, obligation and agreement in this Agreement shall be separately valid and enforceable to the fullest extent permitted by law.

10.8 Amendment of Agreement

No supplement, modification, waiver or termination (other than a termination pursuant to the terms of this Agreement) of this Agreement shall be binding unless executed in writing by the Parties in the same manner as the execution of this Agreement; provided that, notwithstanding the foregoing or anything else to the contrary contained herein (including, without limitation, Section 10.17), Smart’s Solicitors, on behalf of Smart, and/or SmartStop’s Solicitors, on behalf of SmartStop, may, if it is requested of them, deliver to the other (by e-mails exchanged between them) any Notices and/or other documents which are contemplated or required by this Agreement to be delivered by the Parties.

10.9 Time

Time shall be of the essence in this Agreement. If anything herein is to be done on a day which is not a Business Day, the same shall be done on the next succeeding Business Day. Unless otherwise provided hereto, all references to time shall mean Toronto time.

10.10 Further Assurances

Each of the Parties shall from time to time hereafter and upon any reasonable request of the other, execute and deliver, make or cause to be made all such further acts, deeds, assurances and things as may be required or necessary to more effectually implement and carry out the true intent and meaning of this Agreement.

10.11 Entire Agreement

This Agreement and any agreements, instruments and other documents made as of the Execution Date or herein contemplated to be entered into between, by or including the Parties constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, with respect thereto, and there are no other warranties or representations and no other agreements between the Parties in connection with the agreement of purchase and sale provided for herein except as specifically set forth in this Agreement or the Schedules attached hereto.

10.12 Waiver

No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision (whether or not similar) nor shall any waiver constitute a continuing waiver unless otherwise expressed or provided.

10.13 Solicitors as Agents and Tender

Any notice, approval, waiver, consent, agreement, instrument, document or communication permitted, required or contemplated in this Agreement may be given or delivered and accepted or received by SmartStop’s Solicitors on behalf of SmartStop and by Smart’s Solicitors on behalf of Smart. Any tender of Closing Documents and the Initial Funding Obligation Amount may be made upon Smart’s Solicitors and SmartStop’s Solicitors, as the case may be.

10.14 Survival

Except as otherwise expressly provided herein, no representations or warranties of Smart or SmartStop and no covenants or agreements of Smart or SmartStop shall survive Closing. This provision survives Closing.

10.15 Successors and Assigns

All of the covenants and agreements in this Agreement shall be binding upon the Parties and their respective successors and assigns and shall enure to the benefit of and be enforceable by the Parties and their respective successors and their permitted assigns pursuant to the terms and conditions of this Agreement.

10.16 Assignment

Except as provided herein, no Party shall assign its rights and/or obligations hereunder (or agree to do so) without the prior written consent of the other Party, which consent may be withheld by such Party in its Sole Discretion. Smart acknowledges and agrees that SmartStop shall be entitled to assign all of its rights and obligations pursuant to this Agreement to an Affiliate that is not a non-resident for the purposes of Section 116 of the ITA, upon prior written notice to Smart.

10.17 Notice

Any notice, demand, approval, consent, information, agreement, offer, payment, request or other communication (hereinafter referred to as a “Notice”) to be given under or in connection with this Agreement shall be in writing and shall be given by delivery or by e-mail, addressed or sent as set out below or to such other address or electronic number as may from time to time be the subject of a Notice:

Smart:

3200 Highway 7

Vaughan, ON

L4K 5Z5

Attention:       Legal Department

E-mail:           jamato@smartcentres.com

with a copy to:

Davies Ward Phillips & Vineberg LLP

155 Wellington Street West

Toronto, ON

M5V 3J7

Attention:       Pawel Mielcarek

E-mail:           pmielcarek@dwpv.com

SmartStop:

10 Terrace Road

Ladera Ranch CA 92694

United States of America

Attention:       H. Michael Schwartz

E-mail:           hms@sam.com

with a copy to:

10 Terrace Road

Ladera Ranch CA 92694

United States of America

Attention:       Nicholas Look

E-mail:           nlook@sam.com

with a copy to:

Norton Rose Fulbright Canada LLP

#1500-45 O’Connor Street

Ottawa, ON

K1P 1A4

Attention:         Norman B. Lieff

E-mail:norman.lieff@nortonrosefulbright.com

Any Notice, if delivered, shall be deemed to have been validly and effectively given and received on the date of such delivery and if sent e-mail, shall be deemed to have been given on the day of transmission if received at or prior to 5:00 p.m. on a Business Day or, if received thereafter or on a day which is not a Business Day, shall be deemed to have been given on the next Business Day. All references in this Agreement to any “notice”, whether or not prefaced by the word “written”, shall be deemed to be references to a Notice sent in the manner prescribed by this Section. Any Notice given to and received by SmartStop’s Solicitors and/or Smart’s Solicitors, as applicable, shall for all purposes also be deemed to have been given to and received by SmartStop and/or Smart, as applicable.

10.18 Non-Recourse

Notwithstanding any other provision hereof or of any Closing Document, the Limited Partnership acknowledges and confirms that Smart is a limited partnership formed under the Partnership Act (Alberta) a limited partner of which is only liable for any of its liabilities or any of its losses to the extent of the amount that he or she has contributed or agreed to contribute to its capital and his or her pro rata share of any undistributed income.

10.19 Effect of Termination of Agreement

Notwithstanding the termination of this Agreement for any reason, the following provisions shall survive and shall remain in full force and effect: (i) the confidentiality provisions contained in Section 4.5 including, without limitation, SmartStop’s obligations to return documents to Smart; (ii) this Section; and (iii) Sections 5.1, 6.3, 8.3, 8.4, 8.5, Article 10, 10.20 and 10.21. For greater certainty, it is confirmed that termination of this Agreement does not, for the purposes of this Section, include the completion of the Transaction, and that Section 10.14 governs the survival of provisions of this Agreement after the Closing.

10.20 No Registration of Agreement

SmartStop agrees that it will not register or cause or permit to be registered this Agreement and that no reference to or notice of it or any caution, certificate of pending litigation or other similar court process in respect thereof shall be registered on title to the Contributed Property and/or any part thereof and SmartStop shall be deemed to be in material default under this Agreement if it makes, or causes or permits, any registration to be made on title to the Contributed Property and/or any part thereof prior to the successful completion of the Transaction on the Closing Date. SmartStop shall indemnify and save Smart and the Smart Nominees harmless from and against any and all costs, expenses, Claims, liabilities and actions whatsoever arising from or with respect to any such registration, including, without limitation, all the legal fees, on a solicitor and client basis, including those incurred by Smart or the Smart Nominees with respect to obtaining the removal of such registration. This indemnity shall survive the expiration and/or termination of this Agreement for any reason.

10.21 Expenses

Each of the Parties shall pay its own fees and expenses (including the fees of any attorneys, financial advisors, accountants, appraisers or others engaged by such Party) in connection with this Agreement and the Transaction whether or not the Transaction is consummated.

10.22 Interpretation

The Parties acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to their revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all Parties and not in favour of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

10.23 Party Beneficiaries

Each Party intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person, other than the Parties, and any of their respective successors and/or permitted assignees, and no Person, other than the Parties, or any of their respective successors and/or permitted assignees, as applicable, shall be entitled to rely on the provisions hereof in any action, suit, proceeding, hearing or other forum.

10.24 Counterparts and Facsimile

This Agreement may be executed in several counterparts and by facsimile or other electronic transmission of an originally executed document, each of which shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

10.25 Planning Act

This Agreement is subject to compliance with the provisions of the Planning Act (Ontario).

[Remainder of this page intentionally left blank. Signature Page Follows]

IN WITNESS WHEREOF the Parties have executed this Agreement under the hands of their proper officers duly authorized in that behalf on the date first written above.

SMART LIMITED PARTNERSHIP III, BY ITS MAJORITY GENERAL PARTNER, SMART GP III INC.

By:	/s/ [Illegible]
Name: [Illegible]
Title: Authorized Signing Officer

By:	/s/ Mauro Pambianchi
Name: Mauro Pambianchi
Title: Authorized Signing Officer

SST VI CANADIAN LP, ULC

By:	/s/ H. Michael Schwartz
Name: H. Michael Schwartz
Title: Chief Executive Officer and Authorized Signing Officer